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                                                                   EXHIBIT 10.2





                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF JUNE 28, 2001

                                      AMONG

                              DIANON SYSTEMS, INC.,

                            UROCOR ACQUISITION CORP.

                                       AND

                                  UROCOR, INC.



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                                TABLE OF CONTENTS


                                                                          Page
                                                                          ----
                                    ARTICLE I

                       THE MERGER; CERTAIN RELATED MATTERS

1.1      The Merger..........................................................1
1.2      Closing.............................................................2
1.3      Effective Time......................................................2
1.4      Effects of the Merger...............................................2
1.5      Certificate of Incorporation........................................2
1.6      Bylaws..............................................................2
1.7      Effect on Capital Stock.............................................2
1.8      UroCor Stock Options................................................3
1.9      Certain Adjustments.................................................4
1.10     Associated Rights...................................................4
1.11     Officers and Directors of the Surviving Corporation.................4

                                   ARTICLE II

                            EXCHANGE OF CERTIFICATES

2.1      Exchange Fund.......................................................5
2.2      Exchange Procedures.................................................5
2.3      Distributions with Respect to Unexchanged Shares....................5
2.4      No Further Ownership Rights in UroCor Common Stock..................6
2.5      No Fractional Shares of Dianon Common Stock.........................6
2.6      Termination of Exchange Fund........................................6
2.7      No Liability........................................................7
2.8      Investment of the Exchange Fund.....................................7
2.9      Lost Certificates...................................................7
2.10     Withholding Rights..................................................7
2.11     Further Assurances..................................................7
2.12     Stock Transfer Books................................................8
2.13     Affiliates..........................................................8

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

3.1      Representations and Warranties of Dianon............................8
3.2      Representations and Warranties of UroCor...........................23


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
3.3      Representations and Warranties of Dianon and Merger Sub............39

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1      Covenants of Dianon................................................39
4.2      Covenants of UroCor................................................40
4.3      Advice of Changes..................................................43
4.4      Governmental Filings...............................................43

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

5.1      Preparation of Proxy Statement; Stockholders Meetings..............43
5.2      Access to Information/Employees....................................45
5.3      Reasonable Efforts.................................................46
5.4      Standstill Agreement...............................................47
5.5      Acquisition Proposals..............................................47
5.6      S-8 Registration Statement.........................................49
5.7      Special UroCor Employee Bonus Plan.................................49
5.8      Fees and Expenses..................................................49
5.9      Directors' and Officers' Indemnification and Insurance.............50
5.10     Public Announcements...............................................50
5.11     Accountant's Letters...............................................51
5.12     Listing of Shares of Dianon Common Stock...........................51
5.13     Affiliates ........................................................51
5.14     Tax Treatment......................................................51
5.15     UroCor Employee Stock Purchase Plan................................51

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

6.1      Conditions to Each Party's Obligation to Effect the Merger.........52
6.2      Additional Conditions to Obligations of Dianon and Merger Sub......53
6.3      Additional Conditions to Obligations of UroCor.....................54

                                   ARTICLE VII

                            TERMINATION AND AMENDMENT

7.1      Termination........................................................55
7.2      Effect of Termination..............................................57
7.3      Amendment..........................................................58
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
7.4      Extension; Waiver..................................................58

                                  ARTICLE VIII

                               GENERAL PROVISIONS

8.1      Non-Survival of Representations, Warranties and Agreements.........58
8.2      Notices............................................................58
8.3      Interpretation.....................................................59
8.4      Counterparts.......................................................59
8.5      Entire Agreement; No Third Party Beneficiaries.....................59
8.6      Governing Law......................................................60
8.7      Severability.......................................................60
8.8      Assignment.........................................................60
8.9      Submission to Jurisdiction; Waivers................................60
8.10     Enforcement........................................................61
8.11     Definitions........................................................61

                                LIST OF EXHIBITS
Exhibit           Title
-------           -----
5.11              Form of Affiliate Letter
6.2(c)(1)         Form of Tax Opinion of Cadwalader, Wickersham & Taft
6.2(c)(2)         Form of Dianon Representations Letter
6.2(c)(3)         Form of UroCor Representations Letter
6.3(c)(1)         Form of Tax Opinion of Fulbright & Jaworski L.L.P.
6.2(f)            Form of Opinion of Fulbright & Jaworski L.L.P.
6.3(f)            Form of Opinion of Cadwalader, Wickersham & Taft


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

                  AGREEMENT AND PLAN OF MERGER, dated as of June 28, 2001 (this "Agreement"), among DIANON SYSTEMS, INC., a Delaware corporation ("DIANON"), UROCOR ACQUISITION CORP., a Delaware corporation and a direct wholly-owned subsidiary of Dianon ("Merger Sub"), and UROCOR, INC., a Delaware corporation ("UroCor").

                                   WITNESSETH:

                  WHEREAS, the Boards of Directors of UroCor and Dianon deem it advisable and in the best interests of each corporation and its respective stockholders to consummate the business combination transaction provided for herein;

                  WHEREAS, the combination of UroCor and Dianon shall be effected by the terms of this Agreement through a merger as described below (the "Merger");

                  WHEREAS, in furtherance thereof, the respective Boards of Directors of UroCor and Dianon have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of common stock, par value $0.01 per share, of UroCor ("UroCor Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3), other than shares owned or held by Dianon, or any of its Subsidiaries, or by UroCor, will be converted into the right to receive shares of common stock, par value $0.01 per share, of Dianon ("Dianon Common Stock") as set forth in Section 1.7; and

                  WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder.

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                       THE MERGER; CERTAIN RELATED MATTERS

                  1.1 THE MERGER.

                  (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into UroCor at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and UroCor shall continue as the surviving corporation (the "Surviving Corporation").

                  (b) At any time prior to the Effective Time, Dianon, in its sole discretion, may give written notice to UroCor to the effect that the Merger and the transactions contemplated by this Agreement shall be restructured such that the Merger will be effected through the merger of UroCor with and into Dianon, with Dianon continuing as the surviving corporation, in which case the parties hereto shall amend this Agreement to reflect such revised transaction structure (the "Alternative Merger Structure").

                  1.2 CLOSING. Upon the terms and subject to the conditions set forth in Article VI and the termination rights set forth in Article VII, the closing of the Merger (the "Closing") will take place on the first Business Day (as defined in Section 8.11(c)) after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VI, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Cadwalader, Wickersham & Taft, 100 Maiden Lane, New York, New York, 10038, unless another place is agreed to in writing by the parties hereto.

                  1.3 EFFECTIVE TIME. As soon as practicable following the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI, at the Closing the parties shall (i) file a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the DGCL and (ii) make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such subsequent time as Dianon and UroCor shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

                  1.4 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of UroCor and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of UroCor and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                  1.5 CERTIFICATE OF INCORPORATION. The certificate of incorporation of UroCor, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

                  1.6 BYLAWS. The bylaws of UroCor, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                  1.7 EFFECT ON CAPITAL STOCK.

                  (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of UroCor Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of UroCor Common Stock owned by Dianon or Merger Sub or held by UroCor, all of which shall be canceled as provided in Section 1.7(c)), together with the associated UroCor Rights (as defined in Section 3.2(b)), shall


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be converted into the right to receive that number of validly issued, fully paid and non-assessable shares of Dianon Common Stock and the associated Dianon
Rights (as defined in Section 3.1(b)) (together with any cash in lieu of fractional shares of Dianon Common Stock to be paid pursuant to Section 2.5, the "Merger Consideration") equal to the Exchange Ratio. The "Exchange Ratio" shall be determined as follows:

                  (i) If the Dianon Market Price is less than or equal to $44.29, the Exchange Ratio shall equal 0.4064, and

                  (ii) If the Dianon Market Price is greater than $44.29, the Exchange Ratio shall equal a quotient (rounded to four decimal points), the numerator of which is $18.00, and the denominator of which is the Dianon Market Price.

For purposes of this Agreement, "Dianon Market Price" shall mean the average daily closing price per share of Dianon Common Stock as reported on the Nasdaq National Market ("Nasdaq") for the Random Trading Days, "Random Trading Days" shall mean the five trading days selected by lot out of the fifteen trading days ending on and including the Determination Date (with Random Trading Days selected by lot by Dianon and UroCor at 5:00 p.m. New York time on the Determination Date), and "Determination Date" shall mean the third Nasdaq trading day preceding the Closing Date.

                  (b) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of UroCor Common Stock (together with the associated UroCor Rights) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate, which certificate immediately prior to the Effective Time represented any such shares of UroCor Common Stock and associated UroCor Rights (a "Certificate"), shall thereafter cease to have any rights with respect to such shares of UroCor Common Stock and associated UroCor Rights, except as provided herein or by law.

                  (c) Each share of UroCor Common Stock issued and owned by Dianon or Merger Sub or by UroCor, including any treasury shares, at the Effective Time shall, by virtue of the Merger, cease to be issued or outstanding and shall be canceled and retired and no stock of Dianon or other consideration shall be delivered in exchange therefor.

                  (d) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

                  1.8 UROCOR STOCK OPTIONS. Each UroCor Stock Option (as defined in Section 3.2(b)) that was granted pursuant to the UroCor 1992 Plan and the UroCor 1997 Plan (each as defined in Section 3.2(b)) prior to the Effective Time (whether vested or not vested) and which remains outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of UroCor Common Stock and shall be converted, at the Effective Time, into an option to acquire that number of shares of Dianon Common Stock (an "Assumed Stock Option") determined by multiplying the number of shares of UroCor Common Stock subject to


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


such UroCor Stock Option by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Dianon Common Stock, at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such UroCor Stock Option divided by the Exchange Ratio; provided, however, that in the case of any such UroCor Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. On or prior to the Effective Time, UroCor will take all actions necessary such that all UroCor Stock Options outstanding prior to the Effective Time under the UroCor 1992 Plan and the UroCor 1997 Plan are treated in accordance with the immediately preceding sentences, including, but not limited to, precluding the holder of each such UroCor Stock Option from receiving any cash payments in respect of such UroCor Stock Option in connection with the Merger. Each such Assumed Stock Option shall otherwise be subject to the same terms and conditions as in effect at the Effective Time, including the expiration date of the option, as the related UroCor Stock Option; and, in such regard, Dianon acknowledges and agrees that, upon the Effective Time, each outstanding UroCor Stock Option granted under the UroCor 1992 Plan shall become fully vested and fully exercisable regardless of the extent to which such stock option was vested immediately prior to the Effective Time. At the Effective Time, (i) all references to UroCor in the UroCor 1992 Plan and the UroCor 1997 Plan and in the stock option agreements evidencing the related UroCor Stock Options shall be deemed to refer to Dianon, and (ii) Dianon shall assume all of UroCor's obligations with respect to such UroCor Stock Options as so converted into Assumed Stock Options. Dianon shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Dianon Common Stock for delivery upon exercise of Assumed Stock Options at and after the Effective Time.

                  1.9 CERTAIN ADJUSTMENTS. If, between the date of this Agreement and the Effective Time, the outstanding Dianon Common Stock or UroCor Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio shall be appropriately adjusted to provide to the holders of UroCor Common Stock the same economic effect as contemplated by this Agreement prior to such event.

                  1.10 ASSOCIATED RIGHTS. References in Article I and Article II of this Agreement to UroCor Common Stock shall include, unless the context requires otherwise, the associated UroCor Rights and references in Article I and
Article II of this Agreement to Dianon Common Stock shall include, unless the context requires otherwise, the associated Dianon Rights.

                  1.11 OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.


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                                   ARTICLE II

                            EXCHANGE OF CERTIFICATES

                  2.1 EXCHANGE FUND. Prior to the Effective Time, Dianon shall appoint a commercial bank or trust company reasonably acceptable to UroCor to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, Dianon shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of UroCor Common Stock, certificates representing the Dianon Common Stock issuable pursuant to Section 1.7 in exchange for outstanding shares of UroCor Common Stock. Dianon agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5 and any dividends and other distributions pursuant to Section 2.3. Any cash and certificates of Dianon Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

                  2.2 EXCHANGE PROCEDURES. The Surviving Corporation shall cause the Exchange Agent, as promptly as practicable after the Effective Time, to mail to each holder of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Dianon may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more shares of Dianon Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.7 (after taking into account all shares of UroCor Common Stock then held by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II, including cash in lieu of any fractional shares of Dianon Common Stock pursuant to Section 2.5 and dividends and other distributions pursuant to Section 2.3, and in each case the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on any cash payable pursuant to Section 2.3 or Section 2.5. In the event of a transfer of ownership of UroCor Common Stock which is not registered in the transfer records of UroCor, one or more shares of Dianon Common Stock evidencing, in the aggregate, the proper number of shares of Dianon Common Stock and a check in the proper amount of cash in lieu of any fractional shares of Dianon Common Stock pursuant to Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, may be issued with respect to such UroCor Common Stock to such a transferee if the Certificate representing such shares of UroCor Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid as the Exchange Agent may require.

                  2.3 DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made with respect to shares of Dianon Common Stock with a


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record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Dianon Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Dianon Common Stock shall be paid to any such holder pursuant to Section 2.5 until such holder shall surrender such Certificate in accordance with Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Dianon Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Dianon Common Stock to which such holder is entitled pursuant to Section 2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Dianon Common Stock, and
(b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Dianon Common Stock.

                  2.4 NO FURTHER OWNERSHIP RIGHTS IN UROCOR COMMON STOCK. All shares of Dianon Common Stock issued and cash paid upon conversion of shares of UroCor Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.3 or 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of UroCor Common Stock.

                  2.5 NO FRACTIONAL SHARES OF DIANON COMMON STOCK. (a) No certificates or scrip or shares of Dianon Common Stock representing fractional shares of Dianon Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Dianon or a holder of shares of Dianon Common Stock.

                  (b) Notwithstanding any other provision of this Agreement, each holder of shares of UroCor Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Dianon Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Dianon Common Stock multiplied by (ii) the closing price for a share of Dianon Common Stock on the Nasdaq on the date of the Effective Time or, if such date is not a Business Day, the Business Day immediately following the date on which the Effective Time occurs. Such cash consideration issued in lieu of fractional shares will not exceed 1% of the total Merger Consideration.

                  (c) As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Dianon, and Dianon shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

                  2.6 TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Dianon or otherwise on the instruction of Dianon, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to


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

Dianon for the Merger Consideration with respect to the shares of UroCor Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.7 and Section 2.2, any cash in lieu of fractional shares of Dianon Common Stock to which such holders are entitled pursuant to Section 2.5 and any dividends or distributions with respect to shares of Dianon Common Stock to which such holders are entitled pursuant to Section 2.3. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of UroCor Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.1(c)(iii)) shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person (as defined in Section 8.11(h)) previously entitled thereto.

                  2.7 NO LIABILITY. None of Dianon, Merger Sub, UroCor, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  2.8 INVESTMENT OF THE EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Dianon on a daily basis; provided, that no such gain or loss thereon shall affect the amounts payable to UroCor stockholders pursuant to Article I and the other provisions of this Article II. Any interest and other income resulting from such investments shall promptly be paid to Dianon.

                  2.9 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of UroCor Common Stock formerly represented thereby, any cash in lieu of fractional shares of Dianon Common Stock, and unpaid dividends and distributions on shares of Dianon Common Stock deliverable in respect thereof, pursuant to this Agreement.

                  2.10 WITHHOLDING RIGHTS. Each of the Surviving Corporation and Dianon shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of UroCor Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Dianon, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of UroCor Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Dianon, as the case may be.

                  2.11 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of UroCor or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of UroCor or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                  2.12 STOCK TRANSFER BOOKS. The stock transfer books of UroCor shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of UroCor Common Stock thereafter on the records of UroCor. On or after the Effective Time, any Certificates presented to the Exchange Agent or Dianon for any reason shall be converted into the Merger Consideration with respect to the shares of UroCor Common Stock formerly represented thereby (including any cash in lieu of fractional shares of Dianon Common Stock to which the holders thereof are entitled pursuant to
Section 2.5) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

                  2.13 AFFILIATES. Notwithstanding anything to the contrary herein, to the fullest extent permitted by law, no certificates representing shares of Dianon Common Stock or cash shall be delivered to a Person who may be deemed an "affiliate" of UroCor in accordance with Section 5.13 hereof for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), and applicable rules and regulations of the Securities and Exchange Commission (the "SEC") until such Person has executed and delivered an Affiliate Agreement (as defined in Section 5.13) to Dianon.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

                  3.1 REPRESENTATIONS AND WARRANTIES OF DIANON. Except as set forth in the Dianon disclosure schedule delivered by Dianon to UroCor prior to the execution of this Agreement (the "Dianon Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant), Dianon represents and warrants to UroCor as follows:

                  (a) Organization, Standing and Power; Subsidiaries.

                  (i) Each of Dianon and each of its Subsidiaries (as defined in Section 8.11(i)) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority, in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.11(f)) on Dianon, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Dianon. The copies of the certificate of incorporation and bylaws of Dianon which were previously furnished or made available to UroCor are true, complete and correct copies of such documents as in effect on the date of this Agreement.

                  (ii) Section 3.1(a)(ii) of the Dianon Disclosure Schedule sets forth all of the Subsidiaries of Dianon. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and non-assessable and are, except as set forth in Section 3.1(a)(ii) of the Dianon Disclosure Schedule, owned directly or indirectly by Dianon, free and clear of all pledges, claims, liens, charges, encumbrances, mortgages and security interests of any kind or nature whatsoever (collectively "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws.

                  (b) Capital Structure.

                  (i) As of June 26, 2001, the authorized capital stock of Dianon consisted of (A) 20,000,000 shares of Dianon Common Stock of which 7,430,034 shares were outstanding and 10,684 shares were held in the treasury of Dianon and (B) 5,000,000 shares of Preferred Stock, par value $0.01 per share, of which 100,000 shares have been designated Series A Junior Participating Preferred Stock and reserved for issuance upon exercise of the rights (the "Dianon Rights") distributed to the holders of Dianon Common Stock pursuant to the Rights Agreement, dated as of April 29, 1994, as amended as of October 4, 1995, between Dianon and American Stock and Trust Company (the "Dianon Rights Agreement"). Since June 26, 2001 to the date of this Agreement, there have been no issuances of shares of the capital stock of Dianon or any other securities of Dianon other than issuances of shares pursuant to options or rights outstanding as of June 26, 2001 under the Dianon Benefit Plans (as defined in Section 3.1(q)) of Dianon. All issued and outstanding shares of the capital stock of Dianon are, and when shares of Dianon Common Stock are issued in the Merger or upon exercise of stock options converted in the Merger pursuant to Section 1.8, such shares will be, duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights. Except as disclosed in Section 3.1(b)(i) of the Dianon Disclosure Schedule, there were outstanding as of June 13, 2001 no options, warrants or other rights to acquire capital stock from Dianon other than (x) the Dianon Rights and
         (y) options, restricted stock and other rights to acquire capital stock from Dianon representing in the aggregate the right to purchase 1,353,416 shares of Dianon Common Stock (collectively, the "Dianon Stock Options") under Dianon's 1991 Stock Incentive Plan, 1996 Stock Incentive Plan 1999 Stock Incentive Plan, and 2000 Stock Incentive Plan (collectively, the "Dianon Stock Option Plans") and under contractual commitments to issue options. Section 3.1(b)(i) of the Dianon Disclosure Schedule sets forth a complete and correct list, as of June 26, 2001, of the number of shares of Dianon Common Stock subject to Dianon Stock Options or other rights to purchase or receive Dianon Common Stock granted under the Dianon Benefit Plans or otherwise, the dates of grant and the exercise prices thereof. Except as set forth in
         Section 3.1(b)(i) of the Dianon Disclosure Schedule, no options, warrants or other rights to acquire capital stock from Dianon have been issued or granted since June 26, 2001 to the date of this Agreement. All Dianon Stock Options are evidenced by stock option agreements in the forms attached as Exhibit A to Section 3.1(b)(i) of the Dianon

         Disclosure Schedule, and no stock option agreement contains terms that are inconsistent with such forms.

                  (ii) No bonds, debentures, notes or other indebtedness of Dianon having the right to vote on any matters on which stockholders of Dianon or any of its Subsidiaries may vote ("Dianon Voting Debt") are issued or outstanding or subject to issuance.

                  (iii) Except as otherwise set forth in this Section 3.1(b) (including pursuant to the conversion or exercise of the securities referred to above) or as set forth in Section 3.1(b)(iii) of the Dianon Disclosure Schedule, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Dianon or any of its Subsidiaries (other than shares of capital stock or other voting securities of such Subsidiaries that are directly or indirectly owned by Dianon), (B) any securities of Dianon or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or other ownership interests in, Dianon or any of its Subsidiaries or (C) any warrants, calls, options or other rights to acquire from Dianon or any of its Subsidiaries, and no obligation of Dianon or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or other voting securities of, or other ownership interests in, Dianon or any of its Subsidiaries and (y) there are not any outstanding obligations of Dianon or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Dianon is not a party to any voting agreement with respect to the voting of any such securities. Other than the capital stock of, or other equity interests in, its Subsidiaries, or as set forth in Section 3.1(b)(iii) of the Dianon Disclosure Schedule, Dianon does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity.

                  (c) Authority; No Conflicts.

                  (i) Dianon has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the requisite stockholder approval of the issuance of the shares of Dianon Common Stock to be issued in the Merger (the "Share Issuance"), and in the event the Alternative Merger Structure is implemented, the adoption of this Agreement and approval of the merger of UroCor with and into Dianon by a majority of the outstanding shares of Dianon Common Stock (such stockholder approval of (i) the Share Issuance and (ii) this Agreement if the Alternative Merger Structure is implemented, together the "Dianon Stockholder Approvals"). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Dianon, subject to obtaining the Dianon Stockholder Approvals. This Agreement has been duly executed and delivered by Dianon and constitutes a valid and binding agreement of Dianon, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (ii) The execution and delivery of this Agreement by Dianon does not or will not, as the case may be, and the consummation by Dianon of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on, or the loss of, any assets, including Intellectual Property Rights (as defined in Section 3.1(k)) (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to: (A) any provision of the certificate of incorporation or bylaws of Dianon or any Subsidiary of Dianon, or (B) except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Dianon, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, (x) any loan or credit agreement, note, bond, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise, license or similar authorization (each, a "Contract") applicable to Dianon or any of its Subsidiaries or their respective properties or assets, (y) any judgment, order or decree or (z) any statute, law, ordinance, rule or regulation, in each case applicable to Dianon or any of its Subsidiaries or their respective properties or assets.

                  (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity"), is required by or with respect to Dianon or any Subsidiary of Dianon in connection with the execution and delivery of this Agreement by Dianon or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) state securities or "blue sky" laws (the "Blue Sky Laws"), (C) the Securities Act, (D) the Exchange Act of 1934, as amended (the "Exchange Act"), (E) the DGCL with respect to the filing of the Certificate of Merger, (F) rules and regulations of the Nasdaq,
         (G) antitrust or other competition laws of other jurisdictions, (H) Medicare/Medicaid, the Clinical Laboratories Improvement Act of 1976, as amended by the Clinical Laboratory Improvement Amendments of 1988, the Food and Drug Administration rules and regulations, the U.S. Nuclear Regulatory Commission rules and regulations or other similar laws, rules and regulations, and (I) such consents, approvals, orders, authorizations, registrations, declarations and filings the failures of which to make or obtain, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Dianon. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses
         (A) through (H) are hereinafter referred to as "Necessary Consents."

                  (d) Reports and Financial Statements.

                  (i) Dianon has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1998 (collectively, including all exhibits thereto, the "Dianon SEC Reports"). No Subsidiary of Dianon is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the Dianon SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Dianon SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Dianon and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such Dianon SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Dianon SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

                  (ii) Except as disclosed in the Dianon SEC Reports filed prior to the date hereof, since December 31, 2000, Dianon and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Dianon and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than liabilities incurred in the ordinary course of business that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Dianon.

                  (e) Information Supplied.

                  (i) None of the information supplied or to be supplied by Dianon for inclusion or incorporation by reference in (A) the Form S-4 (as defined in Section 5.1) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) the Joint Proxy Statement/Prospectus (as defined in Section 5.1) will, on the date it is first mailed to UroCor stockholders or Dianon stockholders or at the time of the UroCor Stockholders Meeting or the Dianon Stockholders Meeting (each as defined in Section 5.1), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

                  (ii) Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by Dianon with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by UroCor for inclusion or incorporation by reference therein.

                  (f) Board Approval. The Board of Directors of Dianon, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Dianon Board Approval"), has duly (i) determined that this Agreement and the Merger are advisable and are fair to and in the best interests of Dianon and its stockholders, (ii) approved this Agreement, the Merger, and the Share Issuance and (iii) recommended that the stockholders of Dianon approve the Share Issuance and directed that the Share Issuance be submitted for consideration by Dianon's stockholders at the Dianon Stockholders Meeting. The Dianon Board Approval constitutes approval of this Agreement and the Merger for purposes of Section 203 of the DGCL. To the knowledge of Dianon, except for Section 203 of the DGCL (which has been rendered inapplicable), no state takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

                  (g) Vote Required. The affirmative vote of at least a majority of the votes cast by the holders of Dianon Common Stock, provided that the total votes cast represents a majority of the outstanding shares of Dianon Common Stock, is the only vote necessary to approve the Share Issuance. In the event the Alternative Merger Structure is implemented, the affirmative vote of the holders of a majority of the outstanding shares of Dianon Common Stock to adopt this Agreement and approve the merger of UroCor with and into Dianon is the only vote of the holders of any class or series of Dianon capital stock necessary to adopt this Agreement and approve such merger.

                  (h) Litigation; Compliance with Laws.

                  (i) Except as disclosed in the Dianon SEC Reports filed prior to the date of this Agreement, there are no (a) suits, actions or proceedings (collectively "Actions") pending or, to the knowledge of Dianon, threatened, against or affecting Dianon or any Subsidiary of Dianon which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on Dianon, or (b) judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against Dianon or any Subsidiary of Dianon which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on Dianon.

                  (ii) Except as disclosed in the Dianon SEC Reports filed prior to the date of this Agreement and except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Dianon, Dianon and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of Dianon and its Subsidiaries, taken as a whole (the "Dianon Permits"). Dianon and its Subsidiaries are in compliance with the terms of the Dianon Permits, except where the failures to so comply, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Dianon. Except as disclosed in the Dianon SEC Reports filed prior to the date of this Agreement, neither Dianon nor any of its Subsidiaries is in violation of, and Dianon and its Subsidiaries have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity, except for violations which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Dianon.

                  (i) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, except as disclosed in the Dianon SEC Reports filed prior to the date of this Agreement, and except as permitted by Section 4.1, since December 31, 2000, (i) Dianon and its Subsidiaries have conducted their business only in the ordinary course and (ii) there has not been any action taken by Dianon or any of its Subsidiaries during the period from December 31, 2000 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of
Section 4.1. Except as disclosed in the Dianon SEC Reports filed prior to the date of this Agreement or as set forth in Section 3.1(i) of the Dianon Disclosure Schedule, since December 31, 2000, there have not been (1) any changes, circumstances or events which, in the aggregate, have had, or would reasonably be expected to have a Material Adverse Effect on Dianon, (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Dianon's capital stock, (3) any purchase, redemption or other acquisition of any shares of capital stock or any other securities of Dianon or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities, (4) any split, combination or reclassification of any of Dianon's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Dianon's capital stock, (5) (A) any granting by Dianon or any of its Subsidiaries to any current or former director, consultant, executive officer or other employee of Dianon or its Subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business consistent with past practice or as was required under any employment agreements in effect as of the date of the most recent audited financial statements included in the Dianon SEC Reports, (B) any granting by Dianon or any of its Subsidiaries to any such current or former director, consultant, executive officer or employee of any increase in severance or termination pay, (C) any amendment to, or modification of, any Dianon Stock Option or (D) any adoption of, or amendment to, a Dianon Benefit Plan or any Dianon Benefit Agreement, except as was required in order to comply with changes in law or applicable regulations, (6) except insofar as may have been required by a change in GAAP, any change in accounting methods, principles or practices by Dianon or any of its Subsidiaries materially affecting their respective assets, liabilities or businesses, (7) any tax election that individually or in the aggregate would reasonably be expected to adversely affect in any material respect the tax liability or tax attributes of Dianon or any of its Subsidiaries, (8) any settlement or compromise of any material income tax liability, or (9) any licensing agreement or any agreement with regard to the acquisition or disposition of any material Intellectual Property Rights (as defined in Section 3.1(k)) or rights thereto other than licenses by Dianon or its Subsidiaries in the ordinary course of business consistent with past practice.

                  (j) Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Dianon and except as disclosed in the Dianon SEC Reports filed prior to the date of this Agreement (i) the operations of Dianon and its Subsidiaries have been and are in compliance with all Environmental Laws (as defined below), and with all environmental permits and licenses possessed by Dianon, (ii) there are no pending or, to the knowledge of Dianon, threatened, Actions under or pursuant to Environmental Laws against Dianon or its Subsidiaries or involving any real property currently or, to the knowledge of Dianon, formerly owned, operated or leased by Dianon or its Subsidiaries, (iii) to the knowledge of Dianon, Dianon and its Subsidiaries are not subject to any Environmental Liabilities (as defined below), and, to the knowledge of Dianon, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or formerly owned, operated or leased by Dianon or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities, (iv) to the knowledge of Dianon, all real property owned and, to the knowledge of Dianon, all real property operated or leased by Dianon or its Subsidiaries is free of contamination from Hazardous Material (as defined below) that would have an adverse effect on human health or the environment or result in Environmental Liabilities and (v) to the knowledge of Dianon, there is not now, nor has there been in the past, on, in or under any real property owned, leased or operated by Dianon or any of its predecessors (A) any underground storage tanks, dikes or impoundments containing more than a reportable quantity of any Hazardous Material, (B) any friable asbestos-containing materials or (C) any polychlorinated biphenyls.

                  As used in this Agreement, "Environmental Laws" means any and all federal, state, foreign, interstate, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, enforceable requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health, safety or the environment, as currently in effect, and includes the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Sections 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901, et seq., the Clean Water Act, 33 U.S.C. Sections 1251, et seq., the Clean Air Act, 33 U.S.C. Sections 2601, et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601, et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136, et seq., Occupational Safety and Health Act 29 U.S.C. Sections 651, et seq., the Atomic Energy Act, 42 U.S.C. Sections 2011, et seq. and the Oil Pollution Act of 1990, 33 U.S.C. Sections 2701, et seq., as such laws have been amended or supplemented as of the date of this Agreement, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, "Environmental Liabilities" with respect to any Person means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is a predecessor of such Person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date. As used in this Agreement, "Hazardous Materials" means any materials or wastes, defined, listed, classified or regulated as hazardous, extremely hazardous, toxic, solid waste, a pollutant, a contaminant or dangerous in or under any Environmental Laws and shall include petroleum, petroleum products, medical waste, friable asbestos, urea formaldehyde, radioactive materials (including source, special nuclear or by-product material) and polychlorinated biphenyls.

                  (k) Intellectual Property.

                  (i) Except as disclosed in the Dianon SEC Reports, all trademarks, service marks, trade names, brands, copyrights and patents, all applications for registration and registrations for such trademarks, copyrights and patents and all mask works, trade secrets, confidential and proprietary information, compositions of matter, formulas, designs, proprietary rights, know-how and processes (all of the foregoing collectively hereinafter referred to as the "Intellectual Property Rights") owned by or licensed to or used by Dianon, and all licenses, contracts, rights and arrangements with respect to the foregoing, are, to the extent material to the conduct of the business of Dianon and its Subsidiaries, listed and briefly described in Section 3.1(k) of the Dianon Disclosure Schedule. Dianon has made available to UroCor true and complete copies of each of the foregoing and, to Dianon's knowledge, all Intellectual Property Rights of Dianon are valid, enforceable and in full force and effect. Dianon and its Subsidiaries own, free and clear of all Liens, or are validly licensed or otherwise have the right to use all the Intellectual Property Rights of Dianon which are material to the conduct of the business of Dianon and its Subsidiaries.

                  (ii) To the knowledge of Dianon, neither Dianon nor any of its Subsidiaries has materially interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights or other proprietary information of any other person. Neither Dianon nor any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or other conflict (including any claim that Dianon or any such Subsidiary must license or refrain from using any Intellectual Property Rights or other proprietary information of any other person) which has not been settled or otherwise fully resolved. To Dianon's knowledge, no other person has materially interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights of Dianon or any of its Subsidiaries.

                  (iii) As the business of Dianon and its Subsidiaries is presently conducted and proposed to be conducted without giving effect to any change with respect thereto that may be made by UroCor, to Dianon's knowledge, the Surviving Corporation's use after the Closing of the Intellectual Property Rights which are material to the conduct of the business of Dianon and its Subsidiaries taken as a whole will not interfere with, infringe upon, misappropriate or otherwise come into conflict with the Intellectual Property Rights or other proprietary information of any other person.

                  (l) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Dianon, except Lazard Freres & Co. LLC and J.P. Morgan Chase H&Q, whose fees and expenses will be paid by Dianon in accordance with Dianon's agreements with such firms, copies of which have been provided to UroCor.

                  (m) Opinion of Dianon Financial Advisor. Lazard Freres & Co. LLC has delivered its oral opinion to the Board of Directors of Dianon to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to Dianon, from a financial point of view, which opinion will promptly after the date of this Agreement be confirmed in writing, a copy of which opinion will be promptly delivered to UroCor.

                  (n) Taxes. Except as would not, individually or in the aggregate, have a Material Adverse Effect on Dianon:

                  (i) (A) each of Dianon and its Subsidiaries has accurately filed or caused to be filed in accordance with applicable law when due all Tax Returns (as defined below) required to have been filed (or extensions have been duly obtained), (B) all Tax Returns filed by Dianon, each of its Subsidiaries, and any Dianon consolidated group are complete and accurate in all respects, and (C) Dianon has paid or caused to be paid when due all Taxes (as defined below) shown due on such Tax Returns or otherwise owed.

                  (ii) The most recent financial statements filed in the Dianon SEC Reports reflect an adequate reserve for all Taxes payable by Dianon and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. No deficiencies for any Taxes have been proposed, assessed, or asserted against Dianon, any of its Subsidiaries or any Dianon consolidated group that are not adequately reserved for, and no requests for waivers of the time to assess any such Taxes have been granted or are pending.

                  (iii) The federal income Tax Returns of Dianon, each of its Subsidiaries and any Dianon consolidated group have been examined by and settled with the United States Internal Revenue Service for all years through December 31, 1998. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

                  (iv) Neither Dianon nor any of its Subsidiaries has taken or has agreed to take any action or has any knowledge of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of section 368(a) of the Code.

                  (v) Neither Dianon nor any of its Subsidiaries has made a distribution or has been the subject of a distribution qualifying or intended to qualify for tax-free treatment under section 355 of the Code (A) in the two years prior to the date of this Agreement, or (B) in a distribution which could otherwise constitute part of a "plan" or series of "related transactions" (within the meaning of section 355(e) of the Code) that includes the Merger.

                  (vi) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Dianon or any of its Subsidiaries.

                  (vii) None of Dianon or any of its Subsidiaries is a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice (including any liability for Taxes of any other person under Treasury Regulation section 1.1502-6 or comparable provision of foreign, state or local law) except for any agreement or liability solely among Dianon and its Subsidiaries.

                  (viii) For purposes of this Agreement: (A) "Tax" (and with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, estimated, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority or any obligation to pay Taxes imposed on any entity for which a party to this Agreement is liable as a result of any indemnification provision or other contractual obligation, and (B) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

                  (o) Contracts. Except for Contracts filed as exhibits to Dianon's most recent annual report on Form 10-K or the most recent report on Form 10-Q filed with SEC or as set forth in Section 3.1(o) of the Dianon Disclosure Schedule, as of the date of this Agreement, none of Dianon or any of its Subsidiaries is a party to or bound by, and none of their properties or assets are bound by or subject to, any written or oral:

                  (i) Contract not made in the ordinary course of business;

                  (ii) Contract pursuant to which Dianon or any of its Subsidiaries has agreed not to compete with any Person or to engage in any activity or business, or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging;

                  (iii) Contract pursuant to which Dianon or any of its Subsidiaries is restricted in any material respect in the development, marketing or distribution of their respective products or services;

                  (iv) Contract with (A) any affiliate of Dianon or any of its Subsidiaries or (B) any current or former director or officer of Dianon or any of its Subsidiaries or of any affiliate of Dianon or any of its Subsidiaries or (C) any affiliate of any such Person (other than (w) contracts on arm's-length terms with companies whose common stock is publicly traded, (x) offer letters providing solely for "at will" employment, (y) invention assignment and confidentiality agreements relating to the assignment of inventions to Dianon or any of its Subsidiaries not involving the payment of money and (z) Dianon Benefit Plans referred to in Section 3.1(q));

                  (v) license or franchise granted by Dianon or any of its Subsidiaries pursuant to which Dianon or any of its Subsidiaries has agreed to refrain from granting license or franchise rights to any other Person;

                  (vi) Contract under which Dianon or any of its Subsidiaries has incurred any indebtedness that is currently owing or given any guarantee in respect of indebtedness, in each case having an aggregate principal amount in excess of $100,000, or granted any pledge, mortgage or other security interest in any property or assets of Dianon or any of its Subsidiaries;

                  (vii) Contract that is material to the conduct of the business of Dianon and its Subsidiaries that requires consent, approval or waiver of or notice to a third party in the event of or with respect to the Merger or any of the other transactions contemplated by this Agreement, including in order to avoid termination of or a loss of material benefit under any such Contract;

                  (viii) Contract or other agreement, whether written or oral, that contains any guarantees as to Dianon or any of its Subsidiaries' future revenues;

                  (ix) Contract granting a third party any license to Intellectual Property Rights that is not limited to the internal use of such third party;

                  (x) Contract in respect of any joint venture, partnership, business alliance or similar arrangement between Dianon or any of its Subsidiaries and any third party;

                  (xi) Except for the Confidentiality Agreement, Contract providing for a "standstill" or for confidential treatment by Dianon or any of its Subsidiaries of third party information other than non-disclosure agreements and provisions entered into by Dianon in the ordinary course of business consistent with past practice;

                  (xii) Contract granting the other party to such Contract or a third party "most favored nation" status that, following the Merger, would in any way apply to UroCor or any of its Subsidiaries (other than Dianon and its Subsidiaries and their products or services); or

                  (xiii) Contract which (i) has aggregate future sums due from Dianon or any of its Subsidiaries in excess of $100,000 and is not terminable by Dianon or any such subsidiary for a cost of less than $100,000 or (ii) is otherwise material to the business of Dianon and its Subsidiaries, taken as a whole, as presently conducted or as proposed to be conducted.

                  Each Contract of Dianon and its Subsidiaries is in full force and effect and is a legal, valid and binding agreement of Dianon or such Subsidiary and, to the knowledge of Dianon or such Subsidiary, of each other party thereto, enforceable against Dianon or any of its Subsidiaries, as the case may be, and, to the knowledge of Dianon, against the other party or parties thereto, in each case, in accordance with its terms, except for such failures to be in full force and effect or enforceable that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Dianon. Each of Dianon and its Subsidiaries has performed or is performing all obligations required to be performed by it under its Contracts and is not (with or without notice or lapse of time or both) in breach or default in any respect thereunder, and, to the knowledge of Dianon or such subsidiary, no other party to any of its Contracts is (with or without notice or lapse of time or both) in breach or default in any respect thereunder except, in each case, for such breaches that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Dianon.

                  (p) Related Party Transactions.

                  Except for Contracts filed as exhibits to Dianon's most recent annual report on Form 10-K filed with SEC or as set forth in Section 3.1(p) of the Dianon Disclosure Schedule, no officer, director, stockholder that is a beneficial owner (as determined in accordance with Rule 13d-3 under the Exchange
Act) of five percent or more of Dianon Common Stock, or affiliate of Dianon or any of its Subsidiaries nor any relative or affiliate of such officer, director or stockholder, or, to the knowledge of Dianon, none of its key employees or the key employees of any of its Subsidiaries, is a party to any agreement, contract, commitment, arrangement or transaction with Dianon or any of its Subsidiaries or is entitled to any payment or transfer of any assets from Dianon or any of its Subsidiaries or has any material interest in any material property used by Dianon or any of its Subsidiaries or has an interest in any customer, supplier or provider of any services to Dianon or any of its Subsidiaries.

                  (q) Absence of Changes in Benefit Plans. Since December 31, 2000, there has not been any adoption or amendment by Dianon or any of its Subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, thrift, savings, stock bonus, restricted stock, cafeteria, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, arrangement or understanding (whether or not legally binding) maintained, contributed to or required to be maintained or contributed to by Dianon, any of its Subsidiaries, or any other person or entity that, together with Dianon, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (a "Dianon Commonly Controlled Entity") providing benefits to any current or former employee, officer, consultant or director of Dianon or any of its Subsidiaries (collectively, the "Dianon Benefit Plans"), or any change in any actuarial or other assumption used to calculate funding obligations with respect to any Dianon Pension Plans (as defined below), or any change in the manner in which contributions to any Dianon Pension Plans are made or the basis on which such contributions are determined. Except for Contracts filed as exhibits to Dianon's most recent Form 10-K filed with the SEC, there are no (1) employment, consulting, deferred compensation, indemnification, severance or termination agreements or arrangements or understandings between Dianon or any of its Subsidiaries and any current or former employee, officer, consultant or director of Dianon or any of its Subsidiaries or (2) agreements between Dianon or any of its Subsidiaries and any current or former employee, officer, consultant or director of Dianon or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Dianon of a nature contemplated by this Agreement (collectively, the "Dianon Benefit Agreements").

                  (r) ERISA Compliance.

                  (i) Section 3.1(r)(i) of the Dianon Disclosure Schedule contains a list of each Dianon Benefit Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Dianon Pension Plans"), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and all other Dianon Benefit Plans and Dianon Benefit Agreements. Dianon has made available to UroCor true, complete and correct copies of (a) each Dianon Benefit Plan and Dianon Benefit Agreement (or, in the case of any unwritten Dianon Benefit Plan or Dianon Benefit Agreement a description thereof), (b) the two most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Dianon Benefit Plan (if any such report was required),
         (c) the most recent summary plan description for each Dianon Benefit Plan for which such summary plan description is required and (d) each trust agreement and insurance or group annuity contract relating to any Dianon Benefit Plan.

                  (ii) In all material respects, each Dianon Benefit Plan has been administered in accordance with its terms and in accordance with the applicable provisions of ERISA and the Code, and all other applicable laws, including laws of foreign jurisdictions, and the terms of all collective bargaining agreements. All Dianon Pension Plans intended to be qualified have received favorable determination letters from the Internal Revenue Service to the effect that such Dianon Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of Dianon, has revocation been threatened, nor has any event occurred since the date of its most recent determination letter or application therefor that would adversely affect its qualification or materially increase its costs or require security under Section 307 of ERISA. All Dianon Pension Plans required to have been approved by any foreign Governmental Entity have been so approved; no such approval has been revoked (or, to the knowledge of Dianon, has revocation been threatened) nor has any event occurred since the date of the most recent approval or application therefor relating to any such Dianon Pension Plan that would materially affect any such approval relating thereto or materially increase the costs relating thereto. Dianon has also provided to UroCor a true and complete list of all Dianon Pension Plan amendments as to which a favorable determination letter has not yet been received. There is no pending or, to the knowledge of Dianon, threatened litigation relating to any Dianon Benefit Plan.

                  (iii) No Dianon Pension Plan, other than any Dianon Pension Plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Dianon Multiemployer Pension Plan"), had, as of the respective last annual valuation date for each such Dianon Pension Plan, any "unfunded benefit liabilities" (as such term is defined in Section 4001(a)(18) of ERISA), and there has been no material adverse change in the financial condition of any Dianon Pension Plan since its last such annual valuation date. No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Dianon or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single- employer plan of any Dianon Commonly Controlled Entity. None of Dianon, any of its Subsidiaries, any officer of Dianon or any of its Subsidiaries or any of the Dianon Benefit Plans which are subject to ERISA, including the Dianon Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Dianon, any of its Subsidiaries or any officer of Dianon or any of its Subsidiaries to the tax on prohibited transactions imposed by such
         Section 4975 or to any liability under Section 502(i) or 502(l) of ERISA. None of such Dianon Benefit Plans and trusts has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived with respect to any Dianon Benefit Plan during the last five years, and no notice of a reportable event will be required to be filed in connection with the Merger or the other transactions contemplated by this Agreement. Neither Dianon nor any of its Subsidiaries has incurred a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Dianon Multiemployer Pension Plan. All contributions and premiums required to be made under the terms of any Dianon Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Dianon SEC Reports. Neither any Dianon Pension Plan nor any single-employer plan of any Dianon Commonly Controlled Entity has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

                  (iv) Section 3.1(r)(iv) of the Dianon Disclosure Schedule discloses whether each Dianon Benefit Plan that is an employee welfare benefit plan is (a) unfunded, (b) funded through a "welfare benefit fund" (as such term is defined in Section 419(e) of the Code) or other funding mechanism or (c) insured. Dianon and its Subsidiaries, with respect to each Dianon Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code), comply in all material respects with the applicable requirements of Section 4980B(f) of the Code.

                  (v) Except as disclosed in Section 3.1(r)(v) of the Dianon Disclosure Schedule, none of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated by this Agreement (including as a result of any termination of employment following the Effective Time) will (x) entitle any employee, officer, consultant or director of Dianon or any of its Subsidiaries to severance or termination pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Dianon Benefit Plans or Dianon Benefit Agreements or (z) result in any breach or violation of, or a default under, any of the Dianon Benefit Plans or Dianon Benefit Agreements.

                  (vi) Dianon and its Subsidiaries are in compliance in all material respects with all Federal, state, local and foreign requirements regarding employment. Neither Dianon nor any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by Dianon or any of its Subsidiaries and no collective bargaining agreement is being negotiated by Dianon or any of its Subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Dianon or any of its Subsidiaries pending or, to the knowledge of Dianon, threatened which may interfere with the respective business activities of Dianon or its Subsidiaries. As of the date of this Agreement, to the knowledge of Dianon, none of Dianon, any of its Subsidiaries or any of their respective representatives or employees has committed an unfair labor practice in connection with the operation of the respective businesses of Dianon or any of its Subsidiaries, and there is no charge or complaint against Dianon or any of its Subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing.

                  (vii) All reports, returns and similar documents with respect to all Dianon Benefit Plans required to be filed with any Governmental Entity or distributed to any Dianon Benefit Plan participant have been duly and timely filed or distributed. None of Dianon or any of its Subsidiaries has received notice of, and to the knowledge of Dianon, there are no investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Dianon Benefit Plans), suits or proceedings against or involving any Dianon Benefit Plan or asserting any rights or claims to benefits under any Dianon Benefit Plan that could give rise to any liability, and, to the knowledge of Dianon, there are not any facts that could give rise to any liability in the event of any such investigation, claim, suit or proceeding.

                  (viii) None of Dianon nor any of its Subsidiaries has any material liability or obligations, including under or on account of a Dianon Benefit Plan, arising out of the hiring of persons to provide services to Dianon or any of its Subsidiaries and treating such persons as consultants or independent contractors and not as employees of Dianon or any of its Subsidiaries.

                  (s) Labor Matters. Except where failure to comply would not reasonably be expected to have a Material Adverse Effect on Dianon, Dianon is and has been in compliance with all applicable laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, ERISA, the Code, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act (the "WARN Act"), any laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, continuation of health insurance ("COBRA"), labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, and is not engaged in any unfair labor practices.

                  3.2 REPRESENTATIONS AND WARRANTIES OF UROCOR. Except as set forth in the UroCor Disclosure Schedule delivered by UroCor to Dianon prior to the execution of this Agreement (the "UroCor Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant), UroCor represents and warrants to Dianon as follows:

                  (a) Organization, Standing and Power; Subsidiaries.

                  (i) Each of UroCor and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UroCor, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing in the aggregate would not reasonably be expected to have a Material Adverse Effect on UroCor. The copies of the certificate of incorporation and bylaws of UroCor which were previously furnished or made available to Dianon are true, complete and correct copies of such documents as in effect on the date of this Agreement.

                  (ii) Section 3.2(a)(ii) of the UroCor Disclosure Schedule sets forth all of the Subsidiaries of UroCor. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and non-assessable and are, except as set forth in Section 3.2(a)(ii) of the UroCor Disclosure Schedule, owned directly or indirectly by UroCor, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws.

                  (b) Capital Structure.

                  (i) As of June 15, 2001, the authorized capital stock of UroCor consisted of (A) 20,000,000 shares of UroCor Common Stock, of which 9,954,113 shares were outstanding and 1,181,188 shares were held in the treasury of UroCor and (B) 6,000,000 shares of Preferred Stock, par value $0.01 per share, none of which were outstanding and 50,000 shares of which have been designated Series I Preferred Stock and reserved for issuance upon exercise of the rights (the "UroCor Rights") distributed to the holders of UroCor Common Stock pursuant to the Rights Agreement dated as of August 17, 1998, between UroCor and American Stock Transfer and Trust Company (the "UroCor Rights Agreement"). Since June 15, 2001 to the date of this Agreement, there have been no issuances of shares of the capital stock of UroCor or any other securities of UroCor other than issuances of shares (and accompanying UroCor Rights) pursuant to options or rights outstanding as of June 15, 2001 under the UroCor Benefit Plans (as defined in
         Section 3.2(r)). All issued and outstanding shares of the capital stock of UroCor are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock is entitled to preemptive rights. There were outstanding as of June 15, 2001 no options, warrants or other rights to acquire capital stock from UroCor other than (x) the UroCor Rights and (y) options and other rights to acquire capital stock of UroCor representing in the aggregate the right to purchase 1,631,254 shares of UroCor Common Stock (collectively, the "UroCor Stock Options") under the UroCor Second Amended and Restated 1992 Stock Option Plan, as amended (the "UroCor 1992 Plan"), and the UroCor

         1997 Non-Employee Director Stock Option Plan, as amended (the "UroCor 1997 Plan") (collectively, the "UroCor Stock Option Plans") and under contractual commitments to issue options, and (z) the UroCor 1997 Employee Stock Purchase Plan (the "UroCor 1997 ESP Plan"). Section 3.2(b) of the UroCor Disclosure Schedule sets forth a complete and correct list, as of June 15, 2001, of the number of shares of UroCor Common Stock subject to UroCor Stock Options or other rights to purchase or receive UroCor Common Stock granted under the UroCor Benefit Plans or otherwise, the dates of grant and the exercise prices thereof. Except as set forth in Section 3.2(b)(i) of the UroCor Disclosure Schedule, no options or warrants or other rights to acquire capital stock from UroCor have been issued or granted since June 15, 2001 to the date of this Agreement. All UroCor Stock Options are evidenced by stock option agreements in the forms attached as Exhibit A to Section 3.2(b)(i) of the UroCor Disclosure Schedule, and no stock option agreement contains terms that are inconsistent with such forms.

                  (ii) No bonds, debentures, notes or other indebtedness of UroCor having the right to vote on any matters on which stockholders of UroCor or any of its Subsidiaries may vote ("UroCor Voting Debt") are issued or outstanding or subject to issuance.

                  (iii) Except as otherwise set forth in this Section 3.2(b), (including pursuant to the conversion or exercise of the securities referred to above), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of UroCor or any of its Subsidiaries (other than shares of capital stock or other voting securities of such Subsidiaries that are directly or indirectly owned by UroCor), (B) any securities of UroCor or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or other ownership interests in, UroCor or any of its Subsidiaries or (C) any warrants, calls, options or other rights to acquire from UroCor or any of its Subsidiaries, and no obligation of UroCor or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or other voting securities of, or other ownership interests in, UroCor or any of its Subsidiaries and (y) there are not any outstanding obligations of UroCor or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. UroCor is not a party to any voting agreement with respect to the voting of any such securities. Other than the capital stock of, or other equity interests in, its Subsidiaries, or as set forth in Section 3.2(b)(iii) of the UroCor Disclosure Schedule, UroCor does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity.

                  (c) Authority; No Conflicts.

                  (i) UroCor has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including the Alternative Merger Structure, if implemented, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required UroCor Vote (as defined in Section 3.2(g)). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of UroCor, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required UroCor Vote. This Agreement has been duly executed and delivered by UroCor and constitutes a valid and binding agreement of UroCor, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (ii) The execution and delivery of this Agreement by UroCor does not or will not, as the case may be, and the consummation by UroCor of the Merger and the other transactions contemplated hereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the certificate of incorporation or bylaws of UroCor or any Subsidiary of UroCor or (B) except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UroCor, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, (x) any Contract applicable to UroCor or any of its Subsidiaries or their respective properties or assets, (y) any judgment, order or decree or (z) any statute, law, ordinance, rule or regulation, in each case applicable to UroCor or any of its Subsidiaries or their respective properties or assets.

                  (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to UroCor or any Subsidiary of UroCor in connection with the execution and delivery of this Agreement by UroCor or the consummation of the Merger and the other transactions contemplated hereby, including the Alternative Merger Structure, if implemented, except for the Necessary Consents and such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UroCor.

                  (d) Reports and Financial Statements.

                  (i) UroCor has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1998 (collectively, including all exhibits thereto, the "UroCor SEC Reports"). No Subsidiary of UroCor is required to file any form, report, registration statement or prospectus or other document with the SEC. None of the UroCor SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the UroCor SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of UroCor and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such UroCor SEC Reports, as of their respective dates (and as of the date of any amendment to the respective UroCor SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

                  (ii) Except as disclosed in the UroCor SEC Reports filed prior to the date hereof, since December 31, 2000, UroCor and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of UroCor and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than liabilities incurred in the ordinary course of business that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UroCor.

                  (iii) The total amount of UroCor's long term debt outstanding as of May 31, 2001 was $1,100,000, consisting of the non-current portion of lease obligations and deferred compensation, and such amount will not exceed $1,100,000 as of the Effective Time.

                  (e) Information Supplied.

                  (i) None of the information supplied or to be supplied by UroCor for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to UroCor stockholders or Dianon stockholders or at the time of the UroCor Stockholders Meeting or the Dianon Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The UroCor Proxy Statement included in the Form S-4 and in the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

                  (ii) Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by UroCor with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by Dianon or Merger Sub for inclusion or incorporation by reference therein.

                  (f) Board Approval. The Board of Directors of UroCor, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "UroCor Board Approval"), has duly (i) determined that this Agreement and the Merger are advisable and are fair to and in the best interests of UroCor and its stockholders, (ii) approved this Agreement and the Merger and (iii) recommended that the stockholders of UroCor adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by UroCor's stockholders at the UroCor Stockholders Meeting. The UroCor Board Approval constitutes approval of this Agreement and the Merger for purposes of Section 203 of the DGCL. To the knowledge of UroCor, except for Section 203 of the DGCL (which has been rendered inapplicable), no state takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby or thereby.

                  (g) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of UroCor Common Stock to adopt this Agreement and approve the Merger is the only vote of the holders of any class or series of UroCor capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby. In the event the Alternative Merger Structure is implemented, the affirmative vote of the holders of a majority of the outstanding shares of UroCor Common Stock to adopt this Agreement and approve the merger of UroCor with and into Dianon is the only vote of the holders of any class or series of UroCor capital stock necessary to adopt this Agreement and approve such merger. As used herein, the "Required UroCor Vote" shall mean the vote described in the first sentence of this Section 3.2(g), unless the Alternative Merger Structure is implemented, in which case such term shall mean the vote described in the second sentence of this Section 3.2(g).

                  (h) Litigation; Compliance with Laws.

                  (i) Except as disclosed in the UroCor SEC Reports filed prior to the date of this Agreement, there are no (a) Actions pending or, to the knowledge of UroCor, threatened, against or affecting UroCor or any Subsidiary of UroCor which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on UroCor, or (b) judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against UroCor or any Subsidiary of UroCor which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on UroCor.

                  (ii) Except as disclosed in the UroCor SEC Reports filed prior to the date of the Agreement and except as would, in the aggregate, not reasonably be expected to have a Material Adverse Effect on UroCor, UroCor and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the operation of the businesses of UroCor and its Subsidiaries, taken as a whole (the "UroCor Permits"). UroCor and its Subsidiaries are in compliance with the terms of the UroCor Permits, except where the failures to so comply, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UroCor. Except as disclosed in the UroCor SEC Reports filed prior to the date of this Agreement, neither UroCor nor its Subsidiaries is in violation of, and UroCor and its Subsidiaries have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity, except for violations which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UroCor.

                  (i) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, or as disclosed in the

UroCor SEC Reports filed prior to the date of this Agreement or as set forth in
Section 3.2(i) of the UroCor Disclosure Schedule, or as permitted by Section 4.2, since December 31, 2000, (i) UroCor and its Subsidiaries have conducted their business only in the ordinary course and (ii) there has not been any action taken by UroCor or any of its Subsidiaries during the period from December 31, 2000 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.2. Except as disclosed in the UroCor SEC Reports filed prior to the date of this Agreement, since December 31, 2000, there has not been (1) any changes, circumstances or events which, in the aggregate, have had, or would reasonably be expected to have a Material Adverse Effect on UroCor, (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of UroCor's capital stock, (3) any purchase, redemption or other acquisition of any shares of capital stock or any other securities of UroCor or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities, (4) any split, combination or reclassification of any of UroCor's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of UroCor's capital stock, (5) (A) any granting by UroCor or any of its Subsidiaries to any current or former director, consultant, executive officer or other employee of UroCor or its Subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business consistent with past practice or as was required under any employment agreements in effect as of the date of the most recent audited financial statements included in the UroCor SEC Reports, (B) any granting by UroCor or any of its Subsidiaries to any such current or former director, consultant, executive officer or employee of any increase in severance or termination pay, (C) any amendment to, or modification of, any UroCor Stock Option, (D) any adoption of, or amendment to, a UroCor Benefit Plan or UroCor Benefit Agreements, or (E) any payment of a bonus or other benefit to any current or former employee or director of UroCor, including, without limitation, pursuant to the UroCor 2001 Employee Bonus Plan (the "UroCor 2001 Bonus Plan"),
(6) except insofar as may have been required by a change in GAAP, any change in accounting methods, principles or practices by UroCor or any of its Subsidiaries materially affecting their respective assets, liabilities or businesses, (7) any tax election that individually or in the aggregate would reasonably be expected to adversely affect in any material respect the tax liability or tax attributes of UroCor or any of its Subsidiaries, (8) any settlement or compromise of any material income tax liability, or (9) any licensing agreement or any agreement with regard to the acquisition or disposition of any material Intellectual Property Rights or rights thereto other than licenses by UroCor or its Subsidiaries in the ordinary course of business consistent with past practice.

                  (j) Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UroCor and except as disclosed in the UroCor SEC Reports filed prior to the date of this Agreement, (i) the operations of UroCor and its Subsidiaries have been and are in compliance with all Environmental Laws and with all environmental permits and licenses possessed by UroCor, (ii) there are no pending or, to the knowledge of UroCor, threatened, Actions under or pursuant to Environmental Laws against UroCor or its Subsidiaries or involving any real property currently or, to the knowledge of UroCor, formerly owned, operated or leased by UroCor or its Subsidiaries, (iii) to the knowledge of UroCor, UroCor and its Subsidiaries are not subject to any Environmental Liabilities and, to the knowledge of UroCor, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or formerly owned, operated or leased by UroCor or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities, (iv) to the knowledge of UroCor, all real property owned and all real property operated or leased by UroCor or its Subsidiaries is free of contamination from Hazardous Material that would have an adverse effect on human health or the environment or result in Environmental Liability, and (v) to the knowledge of UroCor, there is not now, nor has there been in the past, on, in or under any real property owned, leased or operated by UroCor or any of its predecessors (A) any underground storage tanks, dikes or impoundments containing more than a reportable quantity of any Hazardous Material, (B) any friable asbestos-containing materials or (c) any polychlorinated biphenyls.

                  (k) Intellectual Property. (i) Except as disclosed in the UroCor SEC Reports, no Intellectual Property Rights owned by or licensed to or used by UroCor or licenses, contracts, rights and arrangements with respect to the foregoing, are material to the conduct of the business of UroCor and its Subsidiaries. To UroCor's knowledge, all Intellectual Property Rights of UroCor are valid, enforceable and in full force and effect. UroCor and its Subsidiaries own, free and clear of all Liens, or are validly licensed or otherwise have the right to use, all the Intellectual Property Rights of UroCor which are material to the conduct of the business of UroCor and its Subsidiaries.

                  (i) To the knowledge of UroCor, neither UroCor nor any of its Subsidiaries has materially interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights or other proprietary information of any other person. Neither UroCor nor any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or other conflict (including any claim that UroCor or any such Subsidiary must license or refrain from using any Intellectual Property Rights or other proprietary information of any other person) which has not been settled or otherwise fully resolved. To UroCor's knowledge, no other person has materially interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights of UroCor or any of its Subsidiaries.

                  (ii) As the business of UroCor and its Subsidiaries is presently conducted and proposed to be conducted without giving effect to any change with respect thereto that may be made by Dianon, to UroCor's knowledge, the Surviving Corporation's use after the Closing of the Intellectual Property Rights which are material to the conduct of the business of UroCor and its Subsidiaries taken as a whole will not interfere with, infringe upon, misappropriate or otherwise come into conflict with the Intellectual Property Rights or other proprietary information of any other person.

                  (l) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of UroCor, except U.S. Bancorp Piper Jaffray, Inc. whose fees and expenses will be paid by UroCor in accordance with UroCor's agreements with such firm, copies of which have been provided to Dianon.

                  (m) Opinion of UroCor Financial Advisor. UroCor has received the opinion of U.S. Bancorp Piper Jaffray, Inc. dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of UroCor Common Stock, a copy of which opinion will promptly be provided to Dianon.

                  (n) Taxes. Except as would not, individually or in the aggregate, have a Material Adverse Effect on UroCor:

                  (i) (A) Each of UroCor and its Subsidiaries has accurately filed or caused to be filed in accordance with applicable law when due all Tax Returns required to have been filed (or extensions have been duly obtained), (B) all Tax Returns filed by UroCor, each of its Subsidiaries, and any UroCor consolidated group are complete and accurate in all respects, and (C) UroCor has paid or caused to be paid when due all Taxes shown due on such Tax Returns or otherwise owed.

                  (ii) The most recent financial statements filed in the UroCor SEC Reports reflect an adequate reserve for all Taxes payable by UroCor and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. No deficiencies for any Taxes have been proposed, assessed, or asserted against UroCor, any of its Subsidiaries or any UroCor consolidated group that are not adequately reserved for, and no requests for waivers of the time to assess any such Taxes have been granted or are pending.

                  (iii) The federal income Tax Returns of UroCor, each of its Subsidiaries and any UroCor consolidated group have been examined by and settled with the United States Internal Revenue Service for all years through December 31, 1998. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

                  (iv) Neither UroCor nor any of its Subsidiaries has taken or has agreed to take any action or has any knowledge of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of section 368(a) of the Code.

                  (v) Neither UroCor nor any of its Subsidiaries has made a distribution or has been the subject of a distribution qualifying or intended to qualify for tax-free treatment under section 355 of the Code (A) in the two years prior to the date of this Agreement, or (B) in a distribution which could otherwise constitute part of a "plan" or series of "related transactions" (within the meaning of section 355(e) of the Code) that includes the Merger.

                  (vi) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of UroCor or any of its Subsidiaries.

                  (vii) None of UroCor or any of its Subsidiaries is a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice (including any liability for Taxes of any other person under Treasury Regulation section 1.1502-6 or comparable provision of foreign, state or local law) except for any agreement or liability solely among UroCor and its Subsidiaries.

                  (o) Contracts. Except for Contracts filed as exhibits to UroCor's most recent annual report on Form 10-K or the most recent report on Form 10-Q filed with SEC or as set forth in Section 3.2(o) of the UroCor Disclosure Schedule, as of the date of this Agreement, none of UroCor or any of its Subsidiaries is a party to or bound by, and none of their properties or assets are bound by or subject to, any written or oral:

                  (i) Contract not made in the ordinary course of business;

                  (ii) Contract pursuant to which UroCor or any of its Subsidiaries has agreed not to compete with any Person or to engage in any activity or business, or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging;

                  (iii) Contract pursuant to which UroCor or any of its Subsidiaries is restricted in any material respect in the development, marketing or distribution of their respective products or services;

                  (iv) Contract with (A) any affiliate of UroCor or any of its Subsidiaries or (B) any current or former director or officer of UroCor or any of its Subsidiaries or of any affiliate of UroCor or any of its Subsidiaries or (C) any affiliate of any such Person (other than (w) contracts on arm's-length terms with companies whose common stock is publicly traded, (x) offer letters providing solely for "at will" employment, (y) invention assignment and confidentiality agreements relating to the assignment of inventions to UroCor or any of its Subsidiaries not involving the payment of money and (z) UroCor Benefit Plans referred to in Section 3.2(r));

                  (v) license or franchise granted by UroCor or any of its Subsidiaries pursuant to which UroCor or any of its Subsidiaries has agreed to refrain from granting license or franchise rights to any other Person;

                  (vi) Contract under which UroCor or any of its Subsidiaries has incurred any indebtedness that is currently owing or given any guarantee in respect of indebtedness, in each case having an aggregate principal amount in excess of $100,000, or granted any pledge, mortgage or other security interest in any property or assets of UroCor or any of its Subsidiaries;

                  (vii) Contract that is material to the conduct of the business of UroCor and its Subsidiaries that requires consent, approval or waiver of or notice to a third party in the event of or with respect to the Merger or any of the other transactions contemplated by this Agreement, including in order to avoid termination of or a loss of material benefit under any such Contract;

                  (viii) Contract or other agreement, whether written or oral, that contains any guarantees as to UroCor or any of its Subsidiaries' future revenues;

                  (ix) Contract granting a third party any license to Intellectual Property Rights that is not limited to the internal use of such third party;

                  (x) Contract in respect of any joint venture, partnership, business alliance or similar arrangement between UroCor or any of its Subsidiaries and any third party;

                  (xi) except for the Confidentiality Agreement, Contract providing for a "standstill" or for confidential treatment by UroCor or any of its Subsidiaries of third party information other than non-disclosure agreements and provisions entered into by UroCor in the ordinary course of business consistent with past practice;

                  (xii) Contract granting the other party to such Contract or a third party "most favored nation" status that, following the Merger, would in any way apply to Dianon or any of its Subsidiaries (other than UroCor and its Subsidiaries and their products or services); or

                  (xiii) Contract which (i) has aggregate future sums due from UroCor or any of its Subsidiaries in excess of $100,000 and is not terminable by UroCor or any such subsidiary for a cost of less than $100,000 or (ii) is otherwise material to the business of UroCor and its Subsidiaries, taken as a whole, as presently conducted or as proposed to be conducted.

                  Each Contract of UroCor and its Subsidiaries is in full force and effect and is a legal, valid and binding agreement of UroCor or such subsidiary and, to the knowledge of UroCor or such subsidiary, of each other party thereto, enforceable against UroCor or any of its Subsidiaries, as the case may be, and, to the knowledge of UroCor, against the other party or parties thereto, in each case, in accordance with its terms, except for such failures to be in full force and effect or enforceable that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on UroCor. Each of UroCor and its Subsidiaries has performed or is performing all obligations required to be performed by it under its Contracts and is not (with or without notice or lapse of time or both) in breach or default in any respect thereunder, and, to the knowledge of UroCor or such subsidiary, no other party to any of its Contracts is (with or without notice or lapse of time or both) in breach or default in any respect thereunder except, in each case, for such breaches that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on UroCor.

                  (p) Related Party Transactions.

                  Except for Contracts filed as exhibits to UroCor's most recent annual report on Form 10-K filed with the SEC or as set forth in Section 3.2(p) of the UroCor Disclosure Schedule, no officer, director, stockholder that is a beneficial owner (as determined in accordance with Rule 13d-3 under the Exchange
Act) of five percent or more of UroCor Common Stock, or affiliate of UroCor or any of its Subsidiaries nor any relative or affiliate of such officer, director or stockholder, or, to the knowledge of UroCor, none of its key employees or the key employees of any of its Subsidiaries, is a party to any agreement, contract, commitment, arrangement or transaction with UroCor or any of its Subsidiaries or is entitled to any payment or transfer of any assets from UroCor or any of its Subsidiaries or has any material interest in any material property used by UroCor or any of its Subsidiaries or has an interest in any customer, supplier or provider of any services to UroCor or any of its Subsidiaries.

                  (q) UroCor Stockholder Rights Plan. The Board of Directors of UroCor has amended the UroCor Rights Agreement in accordance with its terms to render it inapplicable to the transactions contemplated by this Agreement. UroCor has delivered to Dianon a true, complete and correct copy of the UroCor Rights Agreement, as amended, in effect as of execution and delivery of this Agreement.

                  (r) Absence of Changes in Benefit Plans. Since December 31, 2000, except for the UroCor 2001 Bonus Plan, there has not been any adoption or amendment by UroCor or any of its Subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, thrift, savings, stock bonus, restricted stock, cafeteria, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, arrangement or understanding (whether or not legally binding) maintained, contributed to or required to be maintained or contributed to by UroCor, any of its Subsidiaries, or any other person or entity that, together with UroCor, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (a "UroCor Commonly Controlled Entity") providing benefits to any current or former employee, officer, consultant or director of UroCor or any of its Subsidiaries (collectively, the "UroCor Benefit Plans"), or any change in any actuarial or other assumption used to calculate funding obligations with respect to any UroCor Pension Plans (as defined below), or any change in the manner in which contributions to any UroCor Pension Plans are made or the basis on which such contributions are determined. Except for Contracts filed as exhibits to UroCor's most recent annual report in Form 10-K or most recent report on Form 10-Q filed with the SEC, Contracts described in Section 3.2(r) of the UroCor Disclosure Schedule or the UroCor 2001 Bonus Plan, there are no (1) employment, consulting, deferred compensation, indemnification, severance or termination agreements or arrangements or understandings between UroCor or any of its Subsidiaries and any current or former employee, officer, consultant or director of UroCor or any of its Subsidiaries or (2) any agreement between UroCor or any of its Subsidiaries and any current or former employee, officer, consultant or director of UroCor or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving UroCor of a nature contemplated by this Agreement (collectively, the "UroCor Benefit Agreements").

                  (s) ERISA Compliance; Excess Parachute Payments.

                  (i) Section 3.2(s)(i) of the UroCor Disclosure Schedule contains a list of each UroCor Benefit Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "UroCor Pension Plans"), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and all other UroCor Benefit Plans and UroCor Benefit Agreements. UroCor has made available to Dianon true, complete and correct copies of (a) each UroCor Benefit Plan and UroCor Benefit Agreement (or, in the case of any unwritten UroCor Benefit Plan or UroCor Benefit Agreement a description thereof), (b) the two most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each UroCor Benefit Plan (if any such report was required), (c) the most recent summary plan description for each UroCor Benefit Plan for which such summary plan description is required and (d) each trust agreement and insurance or group annuity contract relating to any UroCor Benefit Plan.

                  (ii) In all material respects, each UroCor Benefit Plan has been administered in accordance with its terms and in accordance with the applicable provisions of ERISA and the Code, and all other applicable laws, including laws of foreign jurisdictions, and the terms of all applicable collective bargaining agreements. All UroCor Pension Plans intended to be qualified have received favorable determination letters from the Internal Revenue Service to the effect that such UroCor Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of UroCor, has revocation been threatened, nor has any event occurred since the date of its most recent determination letter or application therefor that would adversely affect its qualification or materially increase its costs or require security under Section 307 of ERISA. All UroCor Pension Plans required to have been approved by any foreign Governmental Entity have been so approved; no such approval has been revoked (or, to the knowledge of UroCor, has revocation been threatened) nor has any event occurred since the date of the most recent approval or application therefor relating to any such UroCor Pension Plan that would materially affect any such approval relating thereto or materially increase the costs relating thereto. UroCor has made available to Dianon a true and complete copy of the most recent determination letter received with respect to each UroCor Pension Plan, as well as a true and complete copy of each pending application for a determination letter, if any. UroCor has also made available to Dianon a true and complete list of all UroCor Pension Plan amendments as to which a favorable determination letter has not yet been received. There is no pending or, to the knowledge of UroCor, threatened litigation relating to any UroCor Benefit Plan.

                  (iii) No UroCor Pension Plan, other than any UroCor Pension Plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "UroCor Multiemployer Pension Plan"), had, as of the respective last annual valuation date for each such UroCor Pension Plan, any "unfunded benefit liabilities" (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to Dianon, and there has been no material adverse change in the financial condition of any UroCor Pension Plan since its last such annual valuation date. No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the UroCor or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any UroCor Commonly Controlled Entity. None of UroCor, any of its Subsidiaries, any officer of UroCor or any of its Subsidiaries or any of the UroCor Benefit Plans which are subject to ERISA, including the UroCor Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject UroCor, any of its Subsidiaries or any officer of UroCor or any of its Subsidiaries to the tax on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(l) of ERISA. None of such UroCor Benefit Plans and trusts has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived with respect to any UroCor Benefit Plan during the last five years, and no notice of a reportable event will be required to be filed in connection with the Merger or the other transactions contemplated by this Agreement. Neither UroCor nor any of its Subsidiaries has incurred a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any UroCor Multiemployer Pension Plan. All contributions and premiums required to be made under the terms of any UroCor Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the UroCor SEC Reports. Neither any UroCor Pension Plan nor any single-employer plan of any UroCor Commonly Controlled Entity has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

                  (iv) Section 3.2(s)(iv) of the UroCor Disclosure Schedule discloses whether each UroCor Benefit Plan that is an employee welfare benefit plan is (a) unfunded, (b) funded through a "welfare benefit fund" (as such term is defined in Section 419(e) of the Code) or other funding mechanism or (c) insured. In the case of each such UroCor Benefit Plan that is funded through a trust, the trust has received a favorable determination letter determining the trust to be tax-exempt under Section 501(c)(9) of the Code, and such determination letter is currently valid. UroCor has made available to Dianon a copy of each such determination letter. Any such trust, or any other "welfare benefit fund", is in compliance with all applicable provisions of ERISA and the Code. UroCor and its Subsidiaries, with respect to each UroCor Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code), comply in all material respects with the applicable requirements of Section 4980B(f) of the Code. Each UroCor Benefit Plan (including any such plan covering retirees or other former employees) that is an employee welfare benefit plan may be amended or terminated without material liability to UroCor or any of its Subsidiaries on or at any time after the Effective Time. Except as required under Section 4980B of the Code, neither UroCor nor any of its Subsidiaries has any obligations for retiree health or retiree life insurance benefits under any UroCor Benefit Plan or UroCor Benefit Agreement.

                  (v) Except as set forth in Section 3.2(s)(v) of the UroCor Disclosure Schedule, none of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated by this Agreement (including as a result of any termination of employment following the Effective Time) will (x) entitle any employee, officer, consultant or director of UroCor or any of its Subsidiaries to severance or termination pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the UroCor Benefit Plans or UroCor Benefit Agreements or (z) result in any breach or violation of, or a default under, any of the UroCor Benefit Plans or UroCor Benefit Agreements.

                  (vi) Except as set forth in Section 3.2(s)(vi) of the UroCor Disclosure Schedule, no amount or other entitlement or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any other transaction contemplated by this Agreement (including as a result of termination of employment on or following the Effective Time) by or for the benefit of any employee, officer, director or consultant of UroCor or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any UroCor Benefit Plan or UroCor Benefit Agreement or otherwise would be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code), and no disqualified individual is entitled to receive any additional payment from UroCor or any of its Subsidiaries in the event that the excise tax under Section 4999 of the Code is imposed on such disqualified individual. Set forth in Section 3.2(s)(vi) of the UroCor Disclosure Schedule is (a) the estimated maximum amount that could be paid to each such "disqualified individual" and each other person listed in Section 3.2(s)(vi) (each a "Primary UroCor Executive") as a result of the Merger and the other transactions contemplated by this Agreement (including as a result of a termination of employment on or following the Effective Time) under all UroCor Benefit Plans and UroCor Benefit Agreements and (b) the "base amount" (as defined in Section 280G(b)(3) of the Code) for each Primary UroCor Executive calculated as of the date of this Agreement.

                  (vii) UroCor and its Subsidiaries are in compliance in all material respects with all Federal, state, local and foreign requirements regarding employment. Neither UroCor nor any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by UroCor or any of its Subsidiaries and no collective bargaining agreement is being negotiated by UroCor or any of its Subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against UroCor or any of its Subsidiaries pending or, to the knowledge of UroCor, threatened which may interfere with the respective business activities of UroCor or its Subsidiaries. As of the date of this Agreement, to the knowledge of UroCor, none of UroCor, any of its Subsidiaries or any of their respective representatives or employees has committed an unfair labor practice in connection with the operation of the respective businesses of UroCor or any of its Subsidiaries, and there is no charge or complaint against UroCor or any of its Subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing.

                  (viii) All reports, returns and similar documents with respect to all UroCor Benefit Plans required to be filed with any Governmental Entity or distributed to any UroCor Benefit Plan participant have been duly and timely filed or distributed. None of UroCor or any of its Subsidiaries has received notice of, and to the knowledge of UroCor, there are no investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the UroCor Benefit Plans), suits or proceedings against or involving any UroCor Benefit Plan or asserting any rights or claims to benefits under any UroCor Benefit Plan that could give rise to any liability, and, to the knowledge of UroCor, there are not any facts that could give rise to any liability in the event of any such investigation, claim, suit or proceeding.

                  (ix) None of UroCor nor any of its Subsidiaries has any material liability or obligations, including under or on account of a UroCor Benefit Plan, arising out of the hiring of persons to provide services to UroCor or any of its Subsidiaries and treating such persons as consultants or independent contractors and not as employees of UroCor or any of its Subsidiaries.

                  (t) Labor Matters. Except where failure to comply would not reasonably be expected to have a Material Adverse Effect on UroCor, UroCor is and has been in compliance with all applicable laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, ERISA, the Code, the Immigration Reform and Control Act, the WARN Act, any laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, COBRA, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, and is not engaged in any unfair labor practices.

                  (u) Other Financial Matters.

                      (i) All accounts receivable of UroCor and its Subsidiaries reflected on UroCor's most recent audited financial statements filed with the SEC, and all accounts receivable arising subsequent to the date of such financial statements, are the result of bona fide transactions in the ordinary course of business and practice, consistent with past custom and practice, and, except to the extent specifically reserved for in the most recent UroCor financial statements filed with the SEC are valid and collectible obligations of the respective makers thereof and were not and are not subject to any offset or counterclaim. The amount of accounts receivable in the most recent UroCor financial statements filed with the SEC are reflected in accordance with GAAP. Since December 31, 2000, there have not been any material write-offs as uncollectible of any accounts receivable of UroCor.

                      (ii) UroCor has made sufficient accruals in accordance with GAAP on its most recent financial statements filed with the SEC for all contingent liabilities, including sufficient accruals for employee bonuses and the costs of governmental investigation. UroCor's billing and pricing policies are reflected in accordance with GAAP on the most recent UroCor financial statements filed with the SEC.

                  (v) Transaction Fees. Section 3.2(v) of the UroCor Disclosure Schedule presents UroCor's best good faith estimate of the total amount of all accounting, legal and financial advisory fees, employee and director bonuses (including, without limitation, severance costs or payments that become due by UroCor or any of its Subsidiaries before or after the Effective Time to current or former UroCor employees and directors) and incidental expenses directly or indirectly related to the transactions contemplated by this Agreement incurred to the date of this Agreement and to be incurred after the date of this Agreement.

                  3.3 REPRESENTATIONS AND WARRANTIES OF DIANON AND MERGER SUB. Dianon and Merger Sub represent and warrant to UroCor as follows:

                  (a) Organization. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. All of the outstanding shares of capital stock of the Merger Sub have been validly issued and are fully paid and non-assessable and have will not been issued in violation of any preemptive rights, and are owned by Dianon, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or dispose of such capital stock) except for restrictions imposed by applicable securities laws.

                  (b) Corporate Authorization. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (c) Non-Contravention. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or bylaws of Merger Sub.

                  (d) No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

                  4.1 COVENANTS OF DIANON. Except as set forth in Section 4.1 of the Dianon Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as consented to in writing by UroCor, during the period from the date of this Agreement to the Effective Time, Dianon shall, and shall cause its Subsidiaries to, carry on their respective businesses only in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions, including as set forth in Section 4.1 of the Dianon

Disclosure Schedule), during the period from the date of this Agreement to the Effective Time, Dianon shall not, and shall not permit any of its Subsidiaries to:

                  (i) other than dividends and distributions (including liquidating distributions) by a Subsidiary of Dianon to its parent, (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Dianon or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                  (ii) issue (w) any shares of its capital stock, (x) any other voting securities, (y) any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or (z) any "phantom" stock or stock rights, SARs or stock-based performance units other than the issuance of Dianon Common Stock upon the exercise of Dianon Stock Options outstanding as of the date hereof in accordance with their present terms or Dianon Stock Options granted in the ordinary course of business after the date of this Agreement;

                  (iii) amend its certificate of incorporation, by-laws or other comparable organizational documents;

                  (iv) take any action that would, or that would reasonably be expected to, result in (x) any of the representations and warranties made by Dianon in this Agreement that are qualified as to materiality becoming untrue, (y) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (z) any condition to the Merger set forth in Article VI not being satisfied;

                  (v) authorize, or commit, resolve or agree to take, any of the foregoing actions; or

                  (vi) take any action (including any action otherwise permitted by this Section 4.1) that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

                  4.2 COVENANTS OF UROCOR. Except as set forth in Section 4.2 of the UroCor Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as consented to in writing by Dianon, during the period from the date of this Agreement to the Effective Time, UroCor shall, and shall cause its Subsidiaries to, carry on their respective businesses only in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, UroCor shall not, and shall not permit any of its Subsidiaries to:

                  (i) other than dividends and distributions (including liquidating distributions) by a Subsidiary of UroCor to its parent, (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of UroCor or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                  (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien (w) any shares of its capital stock, (x) any other voting securities, (y) any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or (z) any "phantom" stock or stock rights, SARs or stock-based performance units other than the issuance of UroCor Common Stock upon the exercise of UroCor Stock Options outstanding as of the date hereof in accordance with their present terms;

                  (iii) amend its certificate of incorporation, by-laws or other comparable organizational documents;

                  (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing assets of, or by any other manner, any business, division or Person or any interest therein or (B) any assets other than immaterial assets acquired in the ordinary course of business consistent with past practice;

                  (v) sell, lease, license, sell and leaseback, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than sales or licenses of finished goods or services in the ordinary course of business consistent with past practice;

                  (vi) repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of UroCor or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for intercompany indebtedness between UroCor and any of its Subsidiaries or between such Subsidiaries;

                  (vii) make any loans, advances or capital contributions to, or investments in, any other Person, other than UroCor or Subsidiary of UroCor;

                  (viii) make or agree to make any new capital expenditures, or enter into any agreements providing for payments which, individually, are in excess of $100,000 or, in the aggregate, are in excess of $250,000;

                  (ix) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of UroCor included in the UroCor SEC Reports or incurred since the date of such financial statements, or (B) waive the benefits of, agree to modify in any manner, terminate, release any person from or fail to enforce any confidentiality, standstill or similar agreement to which UroCor or any of its Subsidiaries is a party or of which UroCor or any of its Subsidiaries is a beneficiary;

                  (x) except as required by law or contemplated hereby and except for labor agreements negotiated in the ordinary course, (x) establish, enter into, adopt or amend or terminate any UroCor Benefit Plan or UroCor Benefit Agreement, (y) change any actuarial or other assumption used to calculate funding obligations with respect to any UroCor Pension Plan, or change the manner in which contributions to any UroCor Pension Plan are made or the basis on which such contributions are determined or (z) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement, UroCor Benefit Plan or UroCor Benefit Agreement;

                  (xi) (w) increase the compensation, bonus or other benefits of any current or former director, consultant, officer or other employee,
         (x) grant any current or former director, consultant, officer or other employee any increase in severance or termination pay, (y) amend or modify any UroCor Stock Option, or (z) pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person, other than with respect to the UroCor 2001 Bonus Plan as provided in Section 5.7;

                  (xii) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Intellectual Property Rights of UroCor and its Subsidiaries other than in the ordinary course of business consistent with past practices; provided that in no event shall UroCor license on an exclusive basis or sell any Intellectual Property Rights of UroCor and its Subsidiaries;

                  (xiii) enter into or amend any Contract of the type listed in
         Section 3.2(o);

                  (xiv) obtain, through acquisition, lease, sublease or otherwise, any real property for use as an office, warehouse or similar facility of UroCor or any of its Subsidiaries;

                  (xv) increase the headcount of employees of UroCor or its Subsidiaries;

                  (xvi) except insofar as may be required by a change in GAAP, make any changes in accounting methods, principles or practices;

                  (xvii) take any action that would, or that would reasonably be expected to, result in (x) any of the representations and warranties made by UroCor in this Agreement that are qualified as to materiality becoming untrue, (y) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (z) any condition to the Merger set forth in Article VI not being satisfied;

                  (xviii) (x) make or change any material Tax election, settle or compromise any Tax claim or assessment, or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, without Dianon's written consent, or (y) take any action (including any action otherwise permitted by this Section 4.2) that would prevent the Merger from qualifying as a reorganization under section 368(a) of the Code; or

                  (xix) authorize, or commit, resolve or agree to take, any of the foregoing actions.

                  4.3 ADVICE OF CHANGES. UroCor and Dianon shall promptly advise the other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it (or any of its Subsidiaries) contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it (or any of its Subsidiaries) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any change or event having, or which would reasonably be expected to have, a Material Adverse Effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

                  4.4 GOVERNMENTAL FILINGS. UroCor and Dianon shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

                  5.1 PREPARATION OF PROXY STATEMENT; STOCKHOLDERS MEETINGS.

                  (a) As promptly as practicable following the date hereof, Dianon and UroCor shall prepare and file with the SEC mutually acceptable proxy materials which shall constitute the Joint Proxy Statement/Prospectus (such proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus") and Dianon shall prepare and file a registration statement on Form S-4 with respect to the issuance of Dianon Common Stock in the Merger (the "Form S-4"). The Joint Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4 as Dianon's prospectus. The Form S-4 and the Joint Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Dianon and UroCor shall use reasonable efforts to have the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Dianon and UroCor shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Joint Proxy Statement/Prospectus received from the SEC. Dianon will provide UroCor with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 prior to filing such with the SEC, and will provide UroCor with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided, that with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. Dianon will use reasonable efforts to cause the Joint Proxy Statements/Prospectus to be mailed to Dianon stockholders, and UroCor will use reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to UroCor's stockholders, in each case after the Form S-4 is declared effective under the Securities Act. Dianon shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the Share Issuance and UroCor shall furnish all information concerning UroCor and the holders of UroCor Common Stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Dianon Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to Dianon or UroCor, or any of their respective affiliates, officers or directors, should be discovered by Dianon or UroCor which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Dianon and UroCor.

                  (b) UroCor shall duly take (subject to compliance with the provisions of Section 3.2(e) (provided that UroCor shall have used reasonable efforts to ensure that such representations are true and correct)) all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date as soon as reasonably practicable (the "UroCor Stockholders Meeting") for the purpose of obtaining the required approval of its stockholders with respect to the transactions contemplated by this Agreement, including the Alternative Merger Structure, and shall take all lawful action to solicit the adoption of this Agreement, including the

Alternative Merger Structure, by the requisite vote of its stockholders; and the Board of Directors of UroCor shall recommend adoption of this Agreement, including the Alternative Merger Structure, by the stockholders of UroCor to the effect as set forth in Section 3.2(f) (the "UroCor Recommendation"), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Dianon such recommendation or the approval of the Merger or this Agreement or take any action or make any statement in connection with the UroCor Stockholders Meeting inconsistent with such recommendation or approval (collectively, a "Change in the UroCor Recommendation"); provided the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the UroCor Recommendation) of factual information regarding the business, financial condition or results of operations of Dianon or UroCor or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (provided, that the Board of Directors of UroCor does not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Dianon its recommendation) in the Form S-4 or the Joint Proxy Statement/Prospectus or otherwise, to the extent such information, facts, identity or terms is required to be disclosed under applicable law; and, provided further, that the Board of Directors of UroCor may make a Change in the UroCor Recommendation pursuant to Section 5.5 hereof.

                  (c) Dianon shall duly take (subject to compliance with the provisions of Section 3.1(e) (provided that Dianon shall have used reasonable efforts to ensure that such representation is true and correct)) all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date as soon as reasonably practicable (the "Dianon Stockholders Meeting") for the purpose of obtaining the Dianon Stockholder Approvals.

                  (d) For purposes of this Agreement, a Change in the UroCor Recommendation shall be deemed to include, without limitation, a recommendation by the UroCor Board of Directors of a third party Acquisition Proposal with respect to UroCor.

                  5.2 ACCESS TO INFORMATION/EMPLOYEES.

                  (a) Upon reasonable notice, UroCor shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Dianon reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, UroCor shall (and shall cause its Subsidiaries to) furnish promptly to Dianon (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) all other information concerning it and its business, properties and personnel as Dianon may reasonably request (including consultation on a regular basis with respect to litigation matters). Except as required by law and without limiting in any way the continued efficacy of the Confidentiality Agreement, any such information obtained pursuant to this
Section 5.2(a) will be used solely for the purpose of consideration or performance of the transactions contemplated by this Agreement or any other agreement related hereto and will be kept confidential by Dianon and all Persons obtaining such information on Dianon's behalf or who obtain such information from Dianon. Any investigation by Dianon shall not affect the representation and warranties of UroCor.

                  (b) Upon reasonable notice, Dianon shall afford to the senior officers and counsel of UroCor reasonable access during normal business hours, during the period prior to the Effective Time, to all documents reasonably requested by UroCor that Dianon has disclosed to the Department of Justice in response to the subpoena dated November 14, 2000 issued by the United States Attorney's Office for Connecticut. Except as required by law and without limiting in any way the continued efficacy of the Confidentiality Agreement, any such information obtained pursuant to this Section 5.2(b) will be used solely for the purpose of consideration or performance of the transactions contemplated by this Agreement or any other agreement related hereto and will be kept confidential by UroCor and all Persons obtaining such information on UroCor's behalf or who obtain such information from Dianon. Any investigation by UroCor shall not affect the representation and warranties of Dianon.

                  5.3 REASONABLE EFFORTS.

                  (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including the Alternative Merger Structure, if implemented, as soon as practicable after the date hereof, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions to closing to be satisfied as promptly as practicable; (ii) preparing and filing as promptly as practicable all documentation to obtain all necessary applications, notices, petitions, filings, tax ruling requests and other documents; (iii) the obtaining as promptly as practicable of all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement, including the Alternative Merger Structure, if implemented; and (iv) taking all reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals.

                  (b) In furtherance and not in limitation of clause (a) of this
Section 5.3, each party hereto agrees to make an appropriate filing of a pre-merger Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Nothing in this Agreement shall require any of Dianon and its Subsidiaries or UroCor or its Subsidiaries to sell, hold separate or otherwise dispose of or conduct its business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct its business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Dianon or its Subsidiaries or UroCor or its Subsidiaries or the Surviving Corporation or the conduct of its business in a specified manner, whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason.

                  5.4 STANDSTILL AGREEMENT. UroCor hereby waives the provisions of Section 5 of the Confidentiality Agreement solely in connection with the transactions contemplated hereby. In the event that this Agreement is terminated prior to the Effective Time, such waiver shall be revoked and considered null and void.

                  5.5 ACQUISITION PROPOSALS.

                  (a) UroCor shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal or offer other than the Merger that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below) or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or accept or implement any Acquisition Proposal; provided, however, that if, prior to the time at which the Required UroCor Vote shall have been obtained, a majority of the members of the Board of Directors of UroCor determines in good faith (after consultation with outside counsel) that failure to do so would result in a breach of the fiduciary duties of such Board to UroCor's stockholders under applicable law, UroCor may, in response to an Acquisition Proposal (as defined below) which did not result from a breach of this Section 5.5, and which the Board of Directors of UroCor determines is reasonably likely to result in a Superior Proposal, and subject to providing prior written notice of its decision to take such action to Dianon and compliance with Section 5.5, furnish information with respect to UroCor and its Subsidiaries to any Person making such Acquisition Proposal pursuant to a customary confidentiality agreement (provided that if such confidentiality agreement contains provisions that are less restrictive than the comparable provision in, or omits restrictive provisions, contained in the Confidentiality Agreement, then the Confidentiality Agreement shall be deemed amended to contain only such less restrictive provisions or to omit such restrictive provisions as applicable) and participate in discussions or negotiations regarding such Acquisition Proposal.

                  For purposes of this Agreement, "Superior Proposal" means any written proposal not solicited in breach of this Section 5.5 by UroCor made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction which would result in such third party (or its stockholders) owning, directly or indirectly, all or substantially all of the shares of UroCor Common Stock then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of UroCor and its Subsidiaries and otherwise on terms which a majority of the members of the Board of Directors of UroCor determines in good faith (after consultation with outside counsel and taking into consideration the advice of a financial advisor of nationally recognized reputation) to be more favorable to UroCor's stockholders, from a financial point of view, than the transactions contemplated by this Agreement. In reaching such good faith determination, the Board of Directors of UroCor shall give significant consideration to whether any such third party proposal includes definitive financing and is reasonably capable of being consummated.

                  For purposes of this Agreement, "Acquisition Proposal" means any inquiry, proposal or offer from any Person other than Dianon relating to any direct or indirect acquisition or purchase of more than 10% of the total assets (including without limitation stock of Subsidiaries) of UroCor and its Subsidiaries, taken as a whole, or any shares of any class or series of equity securities of UroCor or any of its Subsidiaries constituting more than 10% of the outstanding shares of UroCor Common Stock, any tender offer or exchange offer involving more than 10% of the outstanding shares of UroCor Common Stock, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving UroCor or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

                  (b) Neither UroCor nor the Board of Directors of UroCor nor any committee thereof shall (i) make a Change in the UroCor Recommendation, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (each, an "Acquisition Agreement"), or (iv)(x) redeem the UroCor Rights, (y) waive or amend any provisions of the UroCor Rights Agreement or (z) take any action with respect to, or make any determination under, the UroCor Rights Agreement, in any such case to permit or facilitate the consummation of an Acquisition Proposal, or propose or agree to do any of the foregoing constituting or related to, or which is intended to or would reasonably be expected to lead to, any Acquisition Proposal. Notwithstanding the foregoing, at any time prior to the time at which the Required UroCor Vote shall have been obtained, in response to a Superior Proposal which did not result from a breach of Section 5.5(a), the Board of Directors of UroCor may (subject to this sentence and the definition of the term "Superior Proposal"), if a majority of the members of the Board of Directors of UroCor determines in good faith (after consultation with outside counsel) that failure to do so would result in a breach of the fiduciary duties of such Board to UroCor's stockholders under applicable law, subject to payment of the termination fee provided for in
Section 7.2 (if applicable), (i) make a Change in the UroCor Recommendation or
(ii) cause UroCor or any of its Subsidiaries to enter into a definitive written agreement with respect to an Acquisition Proposal, but in each case referred to in the foregoing clauses (i) and (ii), only if UroCor notifies Dianon, in writing at least 72 hours prior to taking any such action, promptly of its intention to take such action, specifying the material terms of such Acquisition Proposal and identifying the Person making such Acquisition Proposal, and Dianon does not make, on or before 5:00 p.m., Central Time, on the third Business Day following receipt of such written notification, an offer that the Board of Directors of UroCor determines, in good faith, after consultation with its financial advisors, is at least as favorable to the stockholders of UroCor as such Acquisition Proposal, it being understood that UroCor shall not enter into any binding agreement with respect to such Acquisition Proposal prior to 5:00 p.m., Central Time, on the third Business Day following Dianon's receipt of such written notification.

                  (c) In addition to the obligations of UroCor set forth in paragraphs (a) and (b) of this Section 5.5, UroCor shall immediately (and no later than 24 hours thereafter) advise Dianon orally and in writing of any request for information or of any inquiry with respect to an Acquisition Proposal, the material terms and conditions of such request, inquiry or Acquisition Proposal and the identity of the Person making such request, inquiry or Acquisition Proposal. UroCor will promptly keep Dianon informed of the status and details (including amendments or changes or proposed amendments or changes) of any such request, inquiry or Acquisition Proposal.

                  (d) Nothing contained in this Section 5.5 shall prohibit UroCor from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to UroCor's stockholders if, in the good faith judgment of a majority of the members of the Board of Directors of UroCor, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that, subject to Section 5.5(b), neither UroCor nor its Board of Directors nor any committee thereof shall make a Change in the UroCor Recommendation or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

                  (e) UroCor agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. UroCor agrees that it will use reasonable efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.5.

                  5.6 S-8 REGISTRATION STATEMENT. Dianon shall prepare and file with the SEC a Registration Statement on Form S-8 (the "S-8 Registration Statement") registering the issuance of Dianon Common Stock issuable on exercise of the Assumed Stock Options to be converted pursuant to Section 1.8, and shall use its best efforts to cause the S-8 Registration Statement to become effective on or prior to the Effective Time. If necessary to permit re-offers and resales by holders of the Assumed Stock Options, Dianon also shall prepare a "re-offer prospectus" (as that term is used in General Instruction C-1 of Form S-8) and file the re-offer prospectus with a post-effective amendment to the S-8 Registration Statement and cause any such post-effective amendment to become effective and remain effective for such period as is necessary to permit such re-offers and resales.

                  5.7 SPECIAL UROCOR EMPLOYEE BONUS PLAN. Prior to the Effective Time, UroCor may pay up to an aggregate of $1,200,000 under the UroCor 2001 Bonus Plan solely to the employees listed in Section 5.7 of the UroCor Disclosure Schedule and thereafter shall, prior to the Effective Time, terminate such plan.

                  5.8 FEES AND EXPENSES. Subject to Section 7.2, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

                  5.9 DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.
(a) Dianon agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of UroCor and its Subsidiaries as provided in their respective articles of organization or by-laws and any indemnification agreements of UroCor (as each is in effect on the date hereof and provided such indemnification agreements are disclosed in the UroCor Disclosure Schedule), shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

                  (b) The Surviving Corporation shall, at its option, either (i) maintain for a period of not less than six years after the Effective Time, UroCor's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time ("D&O Insurance") with respect to those Persons who are currently covered by UroCor's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof or (ii) cause to be provided coverage no less favorable to such directors or officers, as the case may be, than the D&O Insurance, in each case so long as the annual premium therefor would not be in excess of $240,000 (the "Maximum Premium"). If the existing or substituted directors' and officers' liability insurance expires, is terminated or canceled during such six-year period, the Surviving Corporation will obtain as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium. UroCor represents that the last premium it paid for D&O Insurance prior to the date of this Agreement was $285,000 for the two-year period ending November 2001. At the option of Dianon, Dianon may assume the obligations of the Surviving Corporation set forth in Sections 5.9(a) and 5.9(b), and thereafter the Surviving Corporation shall not have any further obligations pursuant to this Section 5.9(b) for so long as Dianon continues to so assume the obligations of the Surviving Corporation.

                  (c) The provisions of this Section 5.9 are (i) intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

                  5.10 PUBLIC ANNOUNCEMENTS. Dianon and UroCor will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, the SEC, court process or by obligations pursuant to any listing or quotation agreement with any national securities exchange or national trading system; provided, however, that each party may respond to inquiries from stockholders, financial analysts and media representatives in a manner consistent with its past practice and applicable laws and regulations. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

                  5.11 ACCOUNTANT'S LETTERS. UroCor shall use reasonable efforts to cause to be delivered to Dianon two letters from UroCor's independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to UroCor and Dianon, in form reasonably satisfactory to Dianon and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. Dianon shall use reasonable efforts to cause to be delivered to UroCor two letters from Dianon's independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to UroCor and Dianon, in form reasonably satisfactory to UroCor and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

                  5.12 LISTING OF SHARES OF DIANON COMMON STOCK. Dianon shall use its reasonable efforts to cause the shares of Dianon Common Stock to be issued in the Merger and the shares of Dianon Common Stock to be reserved for issuance upon exercise of the Assumed Stock Options to be approved for quotation on the Nasdaq, prior to the Closing Date.

                  5.13 AFFILIATES . Not less than 45 days prior to the Effective Time, UroCor shall deliver to Dianon a letter identifying all Persons who, in the judgment of UroCor, may be deemed at the time this Agreement is submitted for adoption by the stockholders of UroCor, "affiliates" of UroCor for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. UroCor shall use reasonable efforts to cause each Person identified on such list to deliver to Dianon not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit 5.13 hereto (an "Affiliate Agreement").

                  5.14 TAX TREATMENT. The parties intend the Merger to qualify as reorganization under Section 368(a) of the Code. Each party and its affiliates shall use reasonable efforts to cause the Merger to so qualify and to obtain the opinions of Fulbright & Jaworski L.L.P., counsel to UroCor, and Cadwalader, Wickersham & Taft, counsel to Dianon, to the effect that the Merger will be treated for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code, and that Dianon and UroCor will each be a party to that reorganization within the meaning of Section 368(b) of the Code. For purposes of the tax opinions described in Sections 6.2(c) and 6.3(c) of this Agreement, each of Dianon and UroCor shall provide representation letters substantially in the form of Exhibits 6.2(c)(2) and 6.2(c)(3), each dated on or about the date that is no more than two Business Days prior to the date the Proxy Statement is mailed to the stockholders of UroCor and reissued no more than two Business Days prior to the Closing Date. Each of Dianon and UroCor and each of their respective affiliates shall not take any action or fail to take any action, cause any action to be taken or not taken, or suffer to exist any condition, which action, failure to take action or condition would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                  5.15 UROCOR EMPLOYEE STOCK PURCHASE PLAN. On or before July 1, 2001, UroCor shall take such actions as are necessary to amend the UroCor 1997 ESP Plan to provide that (a) at the Effective Time, the offering period under the UroCor 1997 ESP Plan in which the Effective Time occurs shall expire, (b) no shares of UroCor Common Stock shall be purchased with respect to such offering period and (c) at the Effective Time, UroCor shall pay to each participant in the UroCor 1997 ESP Plan in cash an amount equal to the aggregate amount of such participant's payroll deduction contributions accumulated during such offering period through the Effective Time.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

                  6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of UroCor, Dianon and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) Stockholder Approval. (i) UroCor shall have obtained the Required UroCor Vote and (ii) Dianon shall have obtained the Dianon Stockholder Approvals.

                  (b) No Injunctions or Restraints, Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, (i) having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or (ii) which otherwise, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Dianon and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together after giving effect to the Merger.

                  (c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

                  (d) Governmental and Regulatory Approvals. Other than the filing provided for under Section 1.3 and filing pursuant to the HSR Act (which is addressed in Section 6.1(c)), all consents, approvals and actions of, filings with and notices to any Governmental Entity required of Dianon, UroCor or any of their Subsidiaries to consummate the Merger, the Share Issuance and the other transactions contemplated hereby, the failure of which to be obtained or taken, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Dianon and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together after giving effect to the Merger, shall have been obtained. No consents, approvals, actions, filings or notices related to any antitrust requirements of any jurisdiction, except as set forth in Section 6.1(c) hereof, shall be a condition of closing under this
Section 6.1(d).

                  (e) Nasdaq Listing. The shares of Dianon Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger, including shares of Dianon Common Stock issuable on exercise of the Assumed Stock Options, shall have been approved for quotation on the Nasdaq.

                  (f) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the

Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                  (g) No Litigation by Governmental Entities. There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity,
(i) challenging the acquisition by Dianon or Merger Sub of any shares of UroCor Common Stock, seeking to restrain or prohibit consummation of the Merger, seeking to place limitations on the ownership of shares of UroCor Common Stock (or shares of common stock of the Surviving Corporation) by Dianon or Merger Sub, (ii) seeking to prohibit or limit the ownership or operation by UroCor or Dianon and their respective Subsidiaries of any material portion of the business or assets of UroCor or Dianon and their respective Subsidiaries taken as a whole, or to compel UroCor or Dianon and their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of UroCor or Dianon and their respective Subsidiaries taken as a whole, as a result of the Merger or any of the other transactions contemplated by this Agreement or
(iii) seeking to prohibit Dianon or any of its Subsidiaries from effectively controlling in any material respect the business or operations of UroCor or Dianon and their respective Subsidiaries taken as a whole.

                  6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF DIANON AND MERGER SUB. The obligations of Dianon to effect the Merger are subject to the satisfaction of, or waiver by Dianon, on or prior to the Closing Date of the following conditions:

                  (a) Representations and Warranties. Each of the representations and warranties of UroCor set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall be true and correct, and each of the representations and warranties of UroCor set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), and Dianon shall have received a certificate of the chief executive officer and the chief financial officer of UroCor to such effect.

                  (b) Performance of Obligations of UroCor. UroCor shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and Dianon shall have received a certificate of the chief executive officer and the chief financial officer of UroCor to such effect.

                  (c) Tax Opinion. Dianon shall have received from Cadwalader, Wickersham & Taft, counsel to Dianon, on or before the date the Form S-4 shall become effective and, subsequently, on the Closing Date, a written opinion dated as of such dates substantially in the form of Exhibit 6.2(c)(1). In rendering such opinion, counsel to Dianon shall be entitled to rely upon information, representations and assumptions provided by Dianon and UroCor substantially in the form of Exhibits 6.2(c)(2) and 6.2(c)(3) (allowing for such amendments to the representations as counsel to Dianon deems reasonably necessary).

                  (d) UroCor Rights Agreement. No Stock Acquisition Date or Distribution Date (as such terms are defined in the UroCor Rights Agreement) shall have occurred pursuant to the UroCor Rights Agreement.

                  (e) Governmental Inquiry. Subsequent to the date hereof, no event or circumstance shall have occurred relating to any governmental review or inquiry concerning any product or business practice which is likely to result in a Material Adverse Effect on UroCor or its prospects.

                  (f) Legal Opinion. Dianon shall have received from Fulbright & Jaworski L.L.P., counsel to UroCor, a written opinion dated as of the Closing Date opining as to the matters set forth in Exhibit 6.2(f).

                  (g) No Pending Litigation. All suits, actions, proceedings and claims described in Section 6.2(g) of the UroCor Disclosure Schedule (the "Pending Proceedings") shall have been fully and finally resolved, UroCor shall have entered into a definitive settlement agreement with all parties to any such Pending Proceeding, each Pending Proceeding shall have been dismissed with prejudice, and each Governmental Entity to each Pending Proceeding shall have agreed to refrain maintaining any administrative claim or action with respect to UroCor and the subject matter of any such Pending Proceeding.

                  6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF UROCOR. The obligations of UroCor to effect the Merger are subject to the satisfaction of, or waiver by UroCor, on or prior to the Closing Date of the following additional conditions:

                  (a) Representations and Warranties. Each of the representations and warranties of Dianon set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall be true and correct, and each of the representations and warranties of Dianon set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), and UroCor shall have received a certificate of the chief executive officer and the chief financial officer of Dianon to such effect.

                  (b) Performance of Obligations of Dianon. Dianon shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and UroCor shall have received a certificate of the chief executive officer and the chief financial officer of Dianon to such effect.

                  (c) Tax Opinion. UroCor shall have received from Fulbright & Jaworski L.L.P., counsel to UroCor, on or before the date the Form S-4 shall become effective and, subsequently, on the Closing Date, a written opinion dated as of such dates substantially in the form of Exhibit 6.3(c)(1). In rendering such opinion, counsel to UroCor shall be entitled to rely upon information, representations and assumptions provided by Dianon and UroCor substantially in the form of Exhibits 6.2(c)(2) and 6.2(c)(3) (allowing for such amendments to the representations as counsel to UroCor deems reasonably necessary).

                  (d) Dianon Rights Agreement. No Share Acquisition Date or Distribution Date (as such terms are defined in the Dianon Rights Agreement) shall have occurred pursuant to the Dianon Rights Agreement.

                  (e) Governmental Inquiry. Subsequent to the date hereof, no event or circumstance shall have occurred relating to any governmental review or inquiry concerning any product or business practice which is likely to result in a Material Adverse Effect on Dianon or its prospects.

                  (f) Legal Opinion. UroCor shall have received from Cadwalader, Wickersham & Taft, counsel to Dianon and Merger Sub, a written opinion dated as of the Closing Date opining as to the matters set forth in Exhibit 6.3(f).

                                  ARTICLE VII

                            TERMINATION AND AMENDMENT

                  7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of UroCor or Dianon:

                  (a) by mutual written consent of Dianon and UroCor; or

                  (b) by either UroCor or Dianon:

                           (i) if the Effective Time shall not have occurred on
                  or before December 31, 2001 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation such party's obligations set forth in Section 5.3) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and provided further that if on the Termination Date the conditions to Closing set forth in Sections 6.1(c) or 6.1(d) shall not have been fulfilled but all other conditions to Closing shall be fulfilled or shall be capable of being fulfilled on the Termination Date then the Termination Date shall be automatically extended to March 31, 2002; or

                           (ii) if any Governmental Entity (i) shall have issued
                  an order, decree or ruling or taken any other action (which the parties shall have used their reasonable efforts to resist, resolve or lift, as applicable, in accordance with
                  Section 5.3) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action (which order, decree, ruling or other action the parties shall have used their reasonable efforts to obtain, in accordance with Section 5.3), in the case of each of (i) and (ii) which is necessary to fulfill the conditions set forth in Sections 6.1(c) and (d), as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to comply with Section 5.3 has been the cause of such action or inaction; or

                           (iii) if the approval of the stockholders of either
                  UroCor or Dianon contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or of any adjournment thereof at which the vote was taken; or

                           (iv) if the Board of Directors of UroCor, after
                  complying with Section 5.5(b), authorizes UroCor to enter into a definitive written agreement with a third party with respect to an Acquisition Proposal that the Board of Directors has determined is a Superior Proposal; or

                  (c) by Dianon, if there shall have been a breach by UroCor of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy the conditions set forth in Section 6.2(a) or Section 6.2(b), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the party alleged to be in breach; or

                  (d) by Dianon:

                           (i) (A) if UroCor shall have failed to make the
                  UroCor Recommendation or effected a Change in the UroCor Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or shall have materially breached its obligations under this Agreement by reason of a failure to call or hold the UroCor Stockholders Meeting in accordance with Section 5.1(b), (B) if UroCor or any of its directors, officers employees, investment bankers, financial advisors, attorney, accountant or other representative shall have breached Section 5.5, (C) if the Board of Directors of UroCor or any committee thereof shall approve or recommend, or make any disclosure to the stockholders of UroCor, whether or not permitted pursuant to Section 5.5, that has the effect of approving or recommending, to the stockholders of UroCor an Acquisition Proposal, (D) if, after an Acquisition Proposal shall have been made public, the Board of Directors of UroCor fails to affirm its recommendation of the Merger and this Agreement as promptly as practicable (but in any event within three Business Days) after any request from Dianon or (E) if a tender offer or exchange offer constituting an Acquisition Proposal is commenced, and the Board of Directors of UroCor fails to recommend against acceptance of such offer by the stockholders of UroCor (including by taking no position with respect to the acceptance of such offer by the stockholders of UroCor); or

                           (ii) if any Person shall have consummated a tender
                  offer or an exchange offer or other transaction constituting an Acquisition Proposal; or

                  (e) by UroCor, if there shall have been a breach by Dianon of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy the conditions set forth in Section 6.3(a) or Section 6.3(b), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the party alleged to be in breach.

                  7.2 EFFECT OF TERMINATION.

                  (a) In the event of termination of this Agreement by either UroCor or Dianon as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Dianon or UroCor or their respective officers or directors except with respect to
Section 3.1(l), Section 3.2(l), the covenants set forth in Section 5.2 to keep confidential certain information, the second sentence of Section 5.4, Section 5.8, this Section 7.2 and Article VIII, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither Dianon nor UroCor shall be relieved or released from any liabilities or damages arising out of its willful material breach of this Agreement.

                  (b) In the event that this Agreement is terminated pursuant to
(1) Section 7.1(b)(iii) in respect of the approval of the stockholders of UroCor not being obtained and prior to the meeting of UroCor stockholders at which a vote is taken to approve this Agreement any Person shall have made or publicly announced an intention to make an Acquisition Proposal with respect to UroCor,
(2) Section 7.1(d), (3) Section 7.1(c) and within 12 months of such termination UroCor enters into a definitive agreement with a third party with respect to an Acquisition Proposal, or (4) Section 7.1(b)(iv), then in any such case UroCor shall promptly, but in no event later than the date of such termination, pay to Dianon a termination fee equal to $5,128,000 (the "Termination Fee"), payable by wire transfer of same day funds; provided, however, that with respect to clause
(3), such fee shall be payable only as provided above and in such case no later than three Business Days after the date a definitive agreement with a third party with respect to an Acquisition Proposal is executed. UroCor acknowledges that the agreements contained in this Section 7.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Dianon would not enter into this Agreement; accordingly, if UroCor fails promptly to pay the amounts due pursuant to this Section 7.2(b), and, in order to obtain such payment, Dianon commences a suit which results in a judgment against UroCor for the amounts set forth in this Section 7.2(b), UroCor shall pay to Dianon its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.2(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

                  (c) UroCor shall reimburse Dianon for all expenses incurred by Dianon and Merger Sub in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement up to a maximum amount of $1,000,000 in the event this Agreement is terminated by Dianon in the circumstances described in Section 7.2(b), within two Business Days after being notified by Dianon. All payments made pursuant to this Section 7.2(c) shall be made by wire transfer of same day funds.

                  7.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of UroCor and Dianon, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

                  8.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Section 5.9) that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII.

                  8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                  (a)      if to Dianon or Merger Sub, to:
                           DIANON Systems, Inc.
                           200 Watson Boulevard
                           Stratford, CT  06615
                           Fax: (203) 381-4017
                           Attention:  Chief Financial Officer

                           with a copy to:

                           Cadwalader, Wickersham & Taft
                           100 Maiden Lane
                           New York, New York 10038
                           Fax: (212) 504-6666
                           Attention:   Dennis J. Block, Esq.

                  (b)      if to UroCor to:
                           UroCor, Inc.
                           840 Research Parkway
                           Oklahoma City, OK  73104
                           Fax: (405) 290-4059
                           Attention:   Chief Financial Officer

                           with a copy to:

                           Fulbright & Jaworski L.L.P.
                           1301 McKinney, Suite 5100
                           Houston, Texas 77010
                           Fax: (713) 651-5246
                           Attention:   Robert E. Wilson, Esq.

                  8.3 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation.

                  8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, including by facsimile, it being understood that all parties need not sign the same counterpart.

                  8.5 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. (a) This Agreement, the Confidentiality Agreement, and the other agreements of the parties referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                  (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.9 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons). For purposes of clarity, nothing in Sections 1.8, 5.7 and 5.9 is intended to confer upon any UroCor employee, any benefits under any benefits plan, programs, policies or other arrangements, including, but not limited to, the right to employment or continued employment with Dianon for any period by reason of this Agreement.

                  8.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

                  8.7 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

                  8.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of Dianon without the consent of UroCor, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  8.9 SUBMISSION TO JURISDICTION; WAIVERS. Each of Dianon, Merger Sub and UroCor irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of Dianon, Merger Sub and UroCor hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Dianon, Merger Sub and UroCor hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not Personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

                  8.10 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

                  8.11 DEFINITIONS. As used in this Agreement:

                  (a) "beneficial ownership" or "beneficially own" shall have the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

                  (b) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

                  (c) "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

                  (d) "Confidentiality Agreement" means the Confidentiality Agreement, dated as of August 29, 2000, between Dianon and UroCor.

                  (e) "known" or "knowledge" means, with respect to any party, the knowledge of such party's executive officers after reasonable inquiry.

                  (f) "Material Adverse Effect" means, with respect to any entity, any event, change, circumstance, effect, occurrence, condition, development or state of facts that is or is reasonably likely to be materially adverse to (i) the business, assets, financial condition or results of operations of such entity and its Subsidiaries taken as a whole, other than any event, change, circumstance, effect, occurrence, condition, development or state of facts relating (x) to the economy or financial markets in general or (y) in general to the industries in which such entity operates and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on) such entity or (ii) the ability of such entity to consummate the transactions contemplated by this Agreement. All references to Material Adverse Effect on Dianon or its Subsidiaries contained in this Agreement shall be deemed to refer solely to Dianon and its Subsidiaries without including its ownership of UroCor and its Subsidiaries after the Merger.

                  (g) "the other party" means, with respect to UroCor, Dianon or Merger Sub, and with respect to Dianon or Merger Sub, UroCor.

                  (h) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

                  (i) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

                  IN WITNESS WHEREOF, Dianon, Merger Sub and UroCor have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                        DIANON SYSTEMS, INC.



                                        By:  Kevin C. Johnson
                                             ---------------------------
                                             Name:  Kevin C. Johnson
                                             Title: President and Chief
                                                       Executive Officer


                                        UROCOR ACQUISITION CORP.



                                        By:  Kevin C. Johnson
                                             ---------------------------
                                             Name:  Kevin C. Johnson
                                             Title: President


                                        UROCOR, INC.



                                        By:  Michael W. George
                                             ---------------------------
                                             Name:  Michael W. George
                                             Title: President and Chief
                                                       Executive Officer

                             INDEX OF DEFINED TERMS

Acquisition Agreement....................................................5.5(b)
Acquisition Proposal.....................................................5.5(a)
Actions...............................................................3.1(h)(i)
affiliate..................................................................2.13
Affiliate Agreement........................................................5.13
Agreement..............................................................Recitals
Alternative Merger Structure.............................................1.1(b)
Assumed Stock Option........................................................1.8

beneficial ownership....................................................8.11(a)
beneficially own........................................................8.11(a)
Blue Sky Laws.......................................................3.1(c)(iii)
Board of Directors......................................................8.11(b)
Business Day............................................................8.11(c)

Certificate..............................................................1.7(b)
Certificate of Merger.......................................................1.3
Change in the UroCor Recommendation......................................5.1(b)
Closing.....................................................................1.2
Closing Date................................................................1.2
COBRA....................................................................3.1(s)
Code...................................................................Recitals
Confidentiality Agreement...............................................8.11(d)
Contract.............................................................3.1(c)(ii)

D&O Insurance............................................................5.9(b)
Determination Date.......................................................1.7(a)
DGCL.....................................................................1.1(a)
Dianon.................................................................Recitals
Dianon Benefit Agreements................................................3.1(q)
Dianon Benefit Plans.....................................................3.1(q)
Dianon Board Approval....................................................3.1(f)
Dianon Common Stock....................................................Recitals
Dianon Commonly Controlled Entity........................................3.1(q)
Dianon Disclosure Schedule..................................................3.1
Dianon Market Price..................................................1.7(a)(ii)
Dianon Multiemployer Pension Plan...................................3.1(r)(iii)
Dianon Pension Plans..................................................3.1(r)(i)
Dianon Permits.......................................................3.1(h)(ii)
Dianon Rights.........................................................3.1(b)(i)
Dianon Rights Agreement...............................................3.1(b)(i)
Dianon SEC Reports....................................................3.1(d)(i)
Dianon Stock Option Plans.............................................3.1(b)(i)
Dianon Stock Options..................................................3.1(b)(i)
Dianon Stockholder Approvals..........................................3.1(c)(i)
Dianon Stockholders Meeting..............................................5.1(c)
Dianon Voting Debt...................................................3.1(b)(ii)

Effective Time..............................................................1.3
Environmental Laws.......................................................3.1(j)
Environmental Liabilities................................................3.1(j)
ERISA......................................................3.1(r)(i), 3.2(s)(i)
Exchange Act........................................................3.1(c)(iii)
Exchange Agent..............................................................2.1
Exchange Fund...............................................................2.1
Exchange Ratio...........................................................1.7(a)
Expenses....................................................................5.8

Form S-4.................................................................5.1(a)

GAAP..................................................................3.1(d)(i)
Governmental Entity.................................................3.1(c)(iii)

Hazardous Materials......................................................3.1(j)
HSR Act.............................................................3.1(c)(iii)

Intellectual Property Rights..........................................3.1(k)(i)

Joint Proxy Statement/Prospectus.........................................5.1(a)

knowledge...............................................................8.11(e)
known...................................................................8.11(e)

Liens................................................................3.1(a)(ii)

Material Adverse Effect.................................................8.11(f)
Maximum Premium..........................................................5.9(b)
Merger.................................................................Recitals
Merger Consideration.....................................................1.7(a)
Merger Sub.............................................................Recitals

Nasdaq...................................................................1.7(a)
Necessary Consents..................................................3.1(c)(iii)

Pending Proceedings......................................................6.2(g)
Person..................................................................8.11(h)
Primary UroCor Executive.............................................3.2(s)(vi)

Random Trading Days......................................................1.7(a)

SEC........................................................................2.13
Securities Act.............................................................2.13
Share Issuance........................................................3.1(c)(i)
Subsidiary..............................................................8.11(i)
Superior Proposal........................................................5.5(a)
Surviving Corporation....................................................1.1(a)

Tax................................................................3.1(n)(viii)
Tax Return.........................................................3.1(n)(viii)
Taxes..............................................................3.1(n)(viii)
Termination Date......................................................7.1(b)(i)
Termination Fee..........................................................7.2(b)
the other party.........................................................8.11(g)

UroCor.................................................................Recitals
UroCor 1997 ESP Plan..................................................3.2(b)(i)
UroCor 2001 Bonus Plan...................................................3.2(i)
UroCor Benefit Agreements................................................3.2(r)
UroCor Benefit Plans.....................................................3.2(r)
UroCor Board Approval....................................................3.2(f)
UroCor Commonly Controlled Entity........................................3.2(r)
UroCor Common Stock....................................................Recitals
UroCor Disclosure Schedule..................................................3.2
UroCor Multiemployer Pension Plan...................................3.2(s)(iii)
UroCor Pension Plans..................................................3.2(s)(i)
UroCor Permits.......................................................3.2(h)(ii)
UroCor Recommendation....................................................5.1(b)
UroCor Rights.........................................................3.2(b)(i)
UroCor Rights Agreement...............................................3.2(b)(i)
UroCor SEC Reports....................................................3.2(d)(i)
UroCor Stock Option Plans.............................................3.2(b)(i)
UroCor Stock Options..................................................3.2(b)(i)
UroCor Stockholders Meeting..............................................5.1(b)
UroCor Voting Debt...................................................3.2(b)(ii)

Violation............................................................3.1(c)(ii)

WARN Act.................................................................3.1(s)